Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
VALITÁS HEALTH SERVICES, INC.
WHISKEY ACQUISITION CORP.
AND
AMERICA SERVICE GROUP INC.
Dated as of March 2, 2011

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibits
Exhibit A	Certain Definitions
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Amended and Restated Certificate of Incorporation
Exhibit D	Form of Amended and Restated Bylaws
Exhibit E	Form of Parent Press Release
Exhibit F	Form of Company Press Release

-iv-

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (as amended or modified in accordance with its terms, this “Agreement”) is made and entered into as of March 2, 2011 by and among Valitás Health Services, Inc., a Delaware corporation (“Parent”), Whiskey Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and America Service Group Inc., a Delaware corporation (“Company”).
     A. The board of directors of Parent has unanimously approved and declared advisable the merger of Merger Sub with and into Company (the “Merger”), upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Parent and its sole stockholder.
     B. The board of directors of Merger Sub has unanimously approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Merger Sub and Parent as the sole stockholder of Merger Sub.
     C. The board of directors of Company has unanimously approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Company and its stockholders.
     D. Capitalized terms used but not defined in this Agreement have the meanings given to them on Exhibit A attached hereto.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and subject to the terms and conditions hereof, the parties hereto, intending legally to be bound, agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”): (i) Merger Sub shall be merged with and into Company; (ii) the separate existence of Merger Sub shall cease; and (iii) Company shall be the surviving corporation and a wholly-owned subsidiary of Parent. Company, as the surviving entity of the Merger, is hereinafter sometimes referred to as the “Surviving Entity”.
     1.2 Closing; Effective Time. Unless this Agreement is terminated pursuant to Article VIII hereof, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, on a date to be specified by the parties hereto (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Articles VI and VII (other than those conditions that by their terms are to be satisfied at the Closing), unless another time or date is agreed to by the parties hereto; provided, however, that, notwithstanding anything to the contrary set forth herein, Parent may in its sole and absolute discretion elect to postpone the Closing Date by up to five (5) calendar days (or, if the fifth (5th) calendar day is not a business day, the next business day thereafter) following the Closing Date that would otherwise have applied pursuant to this Section 1.2; and provided further that Parent may not exercise its rights to postpone the Closing Date pursuant to the preceding proviso more than two (2) times (i.e., not for a total of more than ten (10) calendar days) or to a date later than the Outside Date. The Closing shall take place at the offices of Bradley Arant Boult Cummings LLC, Suite 700, 1600 Division Street, Nashville, Tennessee, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form of Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”), in accordance with the relevant provisions of the DGCL (the time of such filings, or such later time as may be agreed in writing by the parties hereto and specified in the Certificate of Merger, being the “Effective Time”). If the Delaware Secretary requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub, Parent and/or Company shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.
     1.3 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the foregoing, at the Effective Time, by virtue of the Merger and in accordance with the DGCL, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.
     1.4 Certificate of Incorporation; Bylaws.
          (a) At the Effective Time, the certificate of incorporation of Company shall be amended to read in its entirety as set forth on Exhibit C hereto and as so amended shall be the certificate of incorporation of the Surviving Entity.
          (b) At the Effective Time, the bylaws of Company shall be amended to read in their entirety as set forth on Exhibit D hereto and as so amended shall be the bylaws of the Surviving Entity.
     1.5 Board of Directors and Officers of the Surviving Entity. The board of directors of Merger Sub immediately prior to the Effective Time shall serve as the initial board of directors of the Surviving Entity, until their respective successors are duly elected or appointed and qualified. The officers of Company immediately prior to the Effective Time shall serve as the initial officers of the Surviving Entity, until their respective successors are duly elected or appointed and qualified.
ARTICLE II
CONVERSION OF SECURITIES
     2.1 Conversion of Stock. As of the Effective Time, by virtue of the Merger, and without any action on the part of the holders of any outstanding shares of Company Common Stock or capital stock of Merger Sub:

          (a) Except as otherwise provided in Section 2.1(b) or Section 2.3, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $26.00 in cash, without interest (such per share amount, the “Merger Consideration”). As of the Effective Time, all such converted shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and each such uncertificated share of Company Common Stock (an “Uncertificated Share”), which immediately prior to the Effective Time was registered to a holder on the stock transfer books of Company, shall thereafter represent only the right to receive the Merger Consideration in exchange therefor in accordance with Section 2.2.
          (b) Each share of Company Common Stock held by Company or any of the Company Subsidiaries or owned by Parent or any of the Parent Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and
          (c) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Entity and shall constitute the only outstanding shares of capital stock of the Surviving Entity.
     2.2 Payment of Consideration.
          (a) At or prior to the Effective Time, Parent shall enter into an agreement with a bank or trust company selected by Parent and reasonably acceptable to Company to act as the paying agent for the purpose of delivering the applicable Merger Consideration in exchange for Certificates or Uncertificated Shares (the “Paying Agent”).
          (b) At or prior to the Effective Time, Parent shall supply or cause to be supplied to or for the account of the Paying Agent in trust for the benefit of the holders of Company Common Stock, for exchange pursuant to this Section 2.2, cash sufficient to pay the aggregate Merger Consideration pursuant to Section 2.1(a) (the “Exchange Fund”). The Paying Agent shall cause the Exchange Fund to be applied promptly to making the payments provided for in Section 2.1(a). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in: (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America; (ii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion; or (iii) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent or Parent’s designee and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent or Parent’s designee. In the event that the funds in the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1(a), Parent shall promptly deposit, or cause to the deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount to make such payment.

          (c) Promptly after the Effective Time (and in any event within two (2) business days following the Closing Date), Parent shall send, or shall cause the Paying Agent to send, to each holder of record of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent and will be in customary form and have such other customary provisions as Parent reasonably specifies) for use in the exchange of such holder’s Certificates or Uncertificated Shares for the Merger Consideration. Thereafter, each such holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon: (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal (and all other documents reasonably required by the Paying Agent); or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of such shares of Company Common Stock formerly represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration without interest. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that: (x) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred; and (y) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.
          (d) The transfer books of Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Company Common Stock outstanding immediately prior to the Effective Time thereafter on the records of Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Entity or the Paying Agent for any reason, they shall be canceled and exchanged for the Merger Consideration, without interest, to the extent provided for, and in accordance with the procedures set forth, in this Article II.
          (e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 2.2 that remains unclaimed by the holders of Company Common Stock following the first (1st) anniversary of the Closing Date shall be delivered to Parent or Parent’s designee, and any such holder who has not exchanged Certificates or Uncertificated Shares for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent, as unsecured creditors thereof, for payment of such Merger Consideration. Notwithstanding anything to the contrary in this Agreement, neither the Paying Agent, Parent, the Surviving Entity nor any party hereto shall be liable to any holder of shares of Company Common Stock immediately prior to the Effective Time for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Immediately prior to such time when the amounts would otherwise escheat to or become property of any Government Authority, any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to the Effective Time shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
     2.3 Dissenting Shares. Notwithstanding any provision in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. Holders of such Dissenting Shares shall be entitled to receive payment for the fair value of such Dissenting Shares as determined in accordance with Section 262 of the DGCL, except that if, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without interest. Company shall give Parent prompt notice of any demands received by Company for appraisal of shares and withdrawals of any such demand, and any other communications delivered to Company pursuant to or in connection with Section 262 of the DGCL, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands (including settlement offers). Except with the prior written consent of Parent, Company shall not offer to settle or settle, nor (unless required pursuant to a valid and final court Order) make any payment with respect to, any such demands.
     2.4 Company Stock Options and Restricted Shares; Company ESPP.
          (a) Prior to the Effective Time, Company shall take all actions necessary or reasonably requested by Parent (including obtaining any necessary determinations and/or resolutions of the board of directors of Company or a committee thereof, obtaining any necessary participant consents and amending any Company Stock Plan or participant agreement and taking the actions set forth in Schedule 2.4) to:
               (i) terminate each Company Stock Plan;
               (ii) provide that each option to purchase shares of Company Common Stock granted under any Company Stock Plan, including the 1999 Stock Plan, the 2009 Stock Plan or the Incentive Stock Plan, but excluding any options granted pursuant to the Company ESPP (each, a “Company Stock Option”) that is outstanding and unexercised (without regard to the exercise price of such Company Stock Option) as of immediately prior to the Effective Time, whether vested or unvested, shall: (i) become fully vested and exercisable immediately prior to and contingent on the Closing; and (ii) be canceled as of the Effective Time (in each case, without the creation of additional liability to Company or any of the Company Subsidiaries), subject, if applicable, to payment pursuant to Section 2.4(b); and
               (iii) provide that each share of Company Common Stock that was granted under any Company Stock Plan, including the 1999 Stock Plan, the 2009 Stock Plan or the Incentive Stock Plan, and is subject to vesting or forfeiture conditions (whether time-based or performance-based) (each, a “Company Restricted Share”) that is outstanding as of immediately prior to the Effective Time shall become fully vested immediately prior to and contingent on the Closing and shall be treated as a share of Company Common Stock for all purposes of this Agreement.

          (b) Each holder of a Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time and that has an exercise price per share that is less than the Merger Consideration, shall be entitled to receive as soon as reasonably practicable after the Effective Time a cash amount equal to the Designated Consideration (as defined below) for each share of Company Common Stock then subject to the Company Stock Option (in each case, without interest and subject to all deductions and withholdings required under the Code or under any other Applicable Law). Prior to the Closing, Company will deliver to each holder of a Company Stock Option a notice: (i) describing the treatment of and, if applicable, payment for such Company Stock Option pursuant to this Agreement; and (ii) setting forth instructions for use in obtaining the Designated Consideration for such Company Stock Option, if applicable. For purposes of this Agreement, “Designated Consideration” means, with respect to any share of Company Common Stock issuable pursuant to a particular Company Stock Option, an amount equal to the excess, if any, of: (x) the Merger Consideration; over (y) the exercise price payable in respect of such share of Company Common Stock issuable pursuant to such Company Stock Option.
          (c) As soon as practicable following the date of this Agreement, the board of directors or the compensation committee of the board of directors of Company will adopt such resolutions and take such other actions reasonably requested by Parent as may be required to ensure that with respect to the Company’s Amended and Restated Employee Stock Purchase Plan (as amended from time to time prior to the date hereof, the “Company ESPP”): (i) participants in the Company ESPP may not alter their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the Company ESPP); (ii) no offering period will be commenced after the date of this Agreement (it being understood that any offering period in effect on the date hereof may continue in accordance with its terms, subject to the next clause); (iii) the Company ESPP and all offering periods then in effect shall be terminated effective immediately prior to the Effective Time; and (iv) the amount of the accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares of Company Common Stock in accordance with the Company ESPP (which shares shall be treated as shares of Company Common Stock for all purposes of this Agreement), be refunded to such participant as promptly as practicable following the Effective Time (in each case, without interest).
          (d) Promptly following the Effective Time, but in no event more than one (1) business day following the Effective Time, Parent shall deposit or shall otherwise take all steps necessary to ensure that the Surviving Entity has sufficient cash to pay the aggregate Designated Consideration payable to all optionholders pursuant to Section 2.4(b). Parent shall cause the Surviving Entity to pay the Designated Consideration as contemplated in Section 2.4(b).
     2.5 Required Withholdings. Each of the Paying Agent, Parent and the Surviving Entity shall be entitled to deduct and withhold from the Merger Consideration and the Designated Consideration such amounts, if any, as may be required to be deducted or withheld therefrom under the Code or under any other Applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been delivered or otherwise paid to the Person to whom such amounts would otherwise have been delivered or otherwise paid pursuant to the Merger and this Agreement.

     2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.
     2.7 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Company shall occur, as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
     Except as Previously Disclosed, Company makes to Parent and Merger Sub the representations and warranties contained in this Article III, in each case subject to the exceptions set forth in the disclosure statement dated as of the date hereof (the “Company Disclosure Statement”). Subject to Section 9.3, the Company Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article III.
     3.1 Organization, Etc.
          (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualification would not result in a Company Material Adverse Effect. Each of Subsidiaries of Company, all of which are listed on Schedule 3.1(b) of the Company Disclosure Statement (the “Company Subsidiaries”), was duly organized or formed, is validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualification would not result in a Company Material Adverse Effect. Each of Company and the Company Subsidiaries is duly qualified as a foreign Person to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not result in a Company Material Adverse Effect.

          (b) Neither Company nor any of the Company Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other charter documents (in each case, as applicable). Schedule 3.1(b) of the Company Disclosure Statement sets forth: (i) the full name of each Company Subsidiary and any other entity in which Company has a significant equity interest, its capitalization and the ownership interest of Company and each other Person (if any) therein; (ii) the jurisdiction in which each such Company Subsidiary is organized; (iii) each jurisdiction in which Company and each of the Company Subsidiaries is qualified to do business as a foreign Person; and (iv) the names of the current directors and officers of Company and of each Company Subsidiary (or their equivalents if the Company Subsidiary is not a corporation). Company has made available to Parent accurate and complete copies of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement and any other charter documents (in each case, as applicable) of Company and of each Company Subsidiary, as currently in effect.
     3.2 Authority Relative to This Agreement. Company has all requisite corporate power and authority to: (i) execute and deliver this Agreement; and (ii) assuming the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Special Meeting, or any adjournment or postponement thereof in accordance with Applicable Law (the “Company Stockholder Approval”), to consummate the Merger and the other transactions and obligations contemplated hereby. The execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the unanimous vote of the board of directors of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than obtaining the Company Stockholder Approval at the Company Special Meeting, or any adjournment or postponement thereof in accordance with Applicable Law). The Agreement has been duly and validly executed and delivered by Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).
     3.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Authority is necessary on the part of Company or any Company Subsidiary for the consummation by Company of the Merger and the other transactions contemplated hereby except: (i) for the filing of the Certificate of Merger as required by the DGCL; (ii) as is required for purposes of complying with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and (iii) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval would not result in a Company Material Adverse Effect. Neither the execution and delivery of this Agreement by Company, nor the consummation of the Merger or the other transactions contemplated hereby by Company, nor compliance by Company with all of the provisions hereof and thereof will, subject to obtaining the Company Stockholder Approval at the Company Special Meeting, or any adjournment or postponement thereof in accordance with Applicable Law: (x) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other charter documents (in each case, as applicable) of Company or any Company Subsidiary; (y) violate any Applicable Law; or (z) except as disclosed in Schedule 3.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any Company Contract, except in the case of clauses (y) or (z) for any violation, breach or default that would not result in a Company Material Adverse Effect. Schedule 3.3 of the Company Disclosure Statement lists all consents, notices, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Company Contracts, or any of Company’s or any Company Subsidiaries’ notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations, except for those which, if not obtained, would not result in a Company Material Adverse Effect.
     3.4 Board Approval. The board of directors of Company has unanimously: (i) approved and adopted, and declared the advisability of, this Agreement and the transactions contemplated by this Agreement, including the Merger; (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Company and Company’s stockholders; and (iii) subject to Section 5.2(e), resolved to recommend to Company’s stockholders that such stockholders effect the Company Stockholder Approval.
     3.5 Fairness Opinion. Company’s board of directors has received the oral opinion of Oppenheimer & Co., Inc., to the effect that, as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received by Company’s stockholders is fair, from a financial point of view, to Company’s stockholders, and a written copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by Company. It is agreed and understood that such opinion is for the benefit of Company’s board of directors and may not be relied on by Parent, Merger Sub or any other Person.
     3.6 Capitalization.
          (a) The authorized capital stock of Company consists of 20,000,000 shares of Company Common Stock and 2,000,000 shares of Preferred Stock, $0.01 par value (“Company Preferred Stock”). As of the date of this Agreement, there were: (i) 9,295,946 shares of Company Common Stock (including Company Restricted Shares) outstanding; (ii) Company Stock Options to purchase an aggregate of 897,172 shares of Company Common Stock outstanding; (iii) no shares of Company Preferred Stock outstanding; and (iv) no treasury shares. As of the date of this Agreement, other than 650,172 shares of Company Common Stock reserved for issuance pursuant to the Company’s Amended and Restated 1999 Incentive Stock Plan (as amended from time to time prior to the date hereof, the “1999 Stock Plan”), 468,000 shares of Company Common Stock reserved for issuance pursuant to the 2009 Equity Incentive Plan (as amended from time to time prior to the date hereof, the “2009 Stock Plan”), 18,000 shares of Company Common Stock reserved for issuance pursuant to the Amended and Restated Incentive Stock Plan (as amended from time to time prior to the date hereof, the “Incentive Stock Plan”) and 238,238 shares of Company Common Stock reserved for issuance pursuant to the Company ESPP (together with the 1999 Stock Plan, the 2009 Stock Plan and the Incentive

Stock Plan, the “Company Stock Plans”), Company has no shares of Company Common Stock reserved for issuance.
          (b) All outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, and were not issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right under any provision of Applicable Law, Company’s certificate of incorporation or bylaws or any Company Contract. No Company Subsidiary owns any Company Common Stock.
          (c) Schedule 3.6(c) of the Company Disclosure Statement contains a complete and correct list as of the date hereof, of: (i) each outstanding Company Stock Option, including with respect to each such Company Stock Option the holder, date of grant, exercise price, vesting schedule, expiration date, number of shares of Company Common Stock subject thereto and an indication of the form of award pursuant to which such Company Stock Option was granted; and (ii) all outstanding Company Restricted Shares, including with respect to each such Company Restricted Share the holder, date of grant, vesting schedule, the expiration date (ignoring any adjustments or amendments required by this Agreement) and an indication of the form of award pursuant to which such Company Restricted Share was granted.
          (d) There are no outstanding bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Company may vote. Except as set forth in Schedule 3.6(d) or 3.6(c) of the Company Disclosure Statement, there are no issued, reserved for issuance or outstanding: (i) equity interests in or other voting securities of or other ownership interests in Company; (ii) securities of Company convertible into or exchangeable for equity interests in or other voting securities of or other ownership interests in Company; (iii) warrants, calls, options or other rights to acquire from Company, or other obligations of Company to issue, any equity interests in or other voting securities of or other ownership interests in Company or securities directly or indirectly convertible into, exercisable or exchangeable for equity interests in or other voting securities of or other ownership interests in Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity interests in or other voting securities of or other ownership interests in Company (the items in clauses (i) though (iv) being referred to collectively as the “Company Securities”).
          (e) True and complete copies of each Company Stock Plan, and of the forms of all agreements and instruments relating to or issued under each thereof, have been made available to Parent. Such agreements, instruments and forms have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms. Each award under a Company Stock Plan was granted in accordance with the terms of such Company Stock Plan, and each Company Stock Option was granted with a per share exercise price no lower than the fair market value of one share of Company Common Stock as of the grant date. No grant of a Company Stock Option involved any “back dating”, “market timing”, or similar practices with respect to the effective date of the grant (whether intentionally or otherwise).

     3.7 SEC Filings.
          (a) Since January 1, 2008, Company has filed with the Securities and Exchange Commission (“SEC”) all required forms, reports, registration statements, certifications, prospectuses and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements, certifications, prospectuses and documents filed after January 1, 2008 together with any exhibits and schedules thereto and any other information incorporated therein, are referred to herein as the “Company SEC Reports”). Each of the Company SEC Reports complied as to form, when filed (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and in each case, any rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing). No Company Subsidiary is required to file any statements, reports, schedules forms or other documents with the SEC.
          (b) Accurate and complete copies of the Company SEC Reports have been made available (including via EDGAR) to Parent. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing, or, if a registration statement, as amended or supplemented, if applicable, by a filing prior to the date of this Agreement pursuant to the Securities Act, on the date such registration statement or amendment became effective) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (c) Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information required to be disclosed by Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and all such material information is, in all material respects, made known to Company’s principal executive officer and principal financial officer.
          (d) Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) any material fraud, within the knowledge of Company, that involves management or other employees who have a significant role in the Company’s internal controls over financing reporting. As of the date hereof, there is no reason to believe that Company’s independent registered accountant, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when required. To the knowledge of Company, neither Company nor any of the Company Subsidiaries nor Company’s independent registered accountant has identified or been made aware of (x) any significant deficiency or material weakness in the design or operation of Company’s internal controls, (y) any illegal act or fraud, whether or not material, that involves Company’s management or other employees or (z) any reasonably credible claim or allegation regarding any of the foregoing.
          (e) Company is, and has since January 1, 2008 been, in compliance in all material respects with the applicable listing requirements of the Exchange, and has not since January 1, 2008 received any notice asserting any non-compliance with the listing requirements of the Exchange.
     3.8 Compliance with Laws. Neither Company nor any Company Subsidiary has violated or failed to comply with any Applicable Law, except where any such violations or failures to comply would not result in a Company Material Adverse Effect. Company and the Company Subsidiaries have all permits, licenses and franchises from Government Authorities required to conduct their businesses as now being conducted, except for those the absence of which would not result in a Company Material Adverse Effect.
     3.9 Company Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports and each of the Company Most Recent Financial Statements (the “Company Financial Statements”): (i) was prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as in effect on the date of such statements or such other date as may be reflected in such statements, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and (ii) fairly presented, in all material respects, the consolidated financial position of Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Company and the Company Subsidiaries, except that the unaudited interim financial statements omit footnotes and were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The consolidated financial statements for Company and the Company Subsidiaries as of and for the year ended December 31, 2010, provided to Parent prior to the date hereof, are herein referred to as the “Company Most Recent Financial Statements” and the balance sheet of Company as of December 31, 2010 is herein referred to as the “Company Balance Sheet”. No financial statements of any Person other than Company and the Company Subsidiaries actually included therein are required by GAAP to be included in the Company Financial Statements. Except as required by GAAP, Company has not, between the last day of its most recently ended fiscal year and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year that is currently outstanding or that resulted in an adjustment to, or any restatement of, the Company Financial Statements. Without limiting the generality of the foregoing, Deloitte & Touche LLP has not resigned nor been dismissed as independent public accountant of Company as a result of or in connection with any disagreement with Company on a matter of accounting practices which impacts or would require the restatement of any previously issued financial statements, covering one or more years or interim periods for which Company is required to provide financial statements, such that they should no longer be relied on.
     3.10 Absence of Undisclosed Liabilities. Neither Company, nor any of the Company Subsidiaries or the entities listed on Schedule 3.1(b) has any liabilities (absolute, accrued, contingent or otherwise) other than: (i) liabilities included in the Company Balance Sheet and the related notes to the Company Most Recent Financial Statements; (ii) liabilities of a nature not required to be disclosed on a balance sheet or in the notes to the consolidated financial statements prepared in accordance with GAAP; (iii) normal or recurring liabilities incurred since December 31, 2010 in the ordinary course of business consistent with past practice; (iv) liabilities which would not result in a Company Material Adverse Effect; and (v) liabilities under this Agreement.
     3.11 Absence of Changes or Events. Except as contemplated by this Agreement, since December 31, 2010: (i) there has been no Company Material Adverse Effect; and (ii) there has not been any action or omission by Company or any of the Company Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.1.
     3.12 Capital Stock of Subsidiaries. Company is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries and the entities listed on Schedule 3.1(b). All of such shares or other equity interests have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Company free and clear of any claim, lien or encumbrance of any kind with respect thereto, in each case other than Company Permitted Liens or as otherwise described on Schedule 3.12. There are no proxies or voting agreements with respect to such shares or other equity interests, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Company or any of the Company Subsidiaries to issue, transfer, sell, repurchase or redeem any shares of capital stock or other equity securities of any Company Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares (collectively, the “Company Subsidiary Securities”). Except as set forth on Schedule 3.1(b), Company does not directly or indirectly own any interest in any Person except the Company Subsidiaries.
     3.13 Litigation.
          (a) Except as disclosed on Schedule 3.13(a), as of the date of this Agreement, there is no private or governmental claim, action, suit (whether in law or in equity), arbitration, mediation, or proceeding of any nature (each, an “Action”) pending or, to the knowledge of Company, any investigation or Action threatened against Company, any of the Company Subsidiaries or any of their respective officers, directors and managers (in their capacities as such), or involving any of their assets or capital stock, before any Government Authority, arbitrator or mediator, except for those Actions which would not result in a Company Material Adverse Effect. As of the date of this Agreement, there is no Action pending or, to the knowledge of Company, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the consummation of any of the transactions contemplated by this Agreement or otherwise prevent or delay Company from performing its obligations hereunder.
          (b) There is no outstanding judgment, order, writ, injunction, rule or decree of any arbitrator, mediator or Government Authority (each, an “Order”) to which Company, any Company Subsidiary or any of their assets is or was a party or by which Company, any Company Subsidiary or any of their assets is bound, the terms of which have not been satisfied by Company or such Company Subsidiary.
     3.14 Insurance. Schedule 3.14 of the Company Disclosure Statement lists as of the date hereof all insurance policies (including all workers’ compensation insurance policies) covering the business, properties or assets of Company and the Company Subsidiaries or any Company Employee Benefit Plan or its fiduciaries, the premiums and coverages of such policies, and all claims in excess of $500,000 made against any such policies since January 1, 2008. As of the date hereof, all such policies are in effect, and true and complete copies of all such policies have been made available to Parent. Company has not received written notice of the cancellation or threat of cancellation of any of such policy which would result in a Company Material Adverse Effect.
     3.15 Contracts and Commitments.
          (a) Except as: (i) set forth on Schedule 3.15; (ii) filed as an exhibit to a Company SEC Report filed with the SEC at least one (1) business day prior to the date of this Agreement; or (iii) as contemplated by this Agreement, as of the date hereof, neither Company, nor the Company Subsidiaries, nor the entities listed on Schedule 3.1(b) is a party to or bound by any of the following, whether oral or written:
               (i) agreements, contracts, obligations, commitments or arrangements relating to expatriate benefits;
               (ii) agreements, contracts, obligations, commitments or arrangements that provide for post-employment or post-consulting liabilities or obligations, including severance pay;
               (iii) agreements, contracts, obligations, commitments, arrangements or Company Employee Benefit Plans under which payments or obligations will be increased, accelerated or vested by the occurrence of any of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event), or under which the value of the payments or obligations will be calculated on the basis of any of the transactions contemplated by this Agreement, whether pursuant to a change in control or otherwise, but excluding for such purposes any agreements, contracts, obligations, commitments or arrangements merely requiring the consent of a third party as a result of a Company change in control;
               (iv) agreements, contracts, obligations, commitments or arrangements currently in force relating to the disposition or acquisition of assets other than in the ordinary course of business, where the fair market value of the assets exceeds $500,000;

               (v) agreements, contracts, obligations, commitments or arrangements relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise or Person, excluding wholly-owned Company Subsidiaries;
               (vi) agreements, contracts, obligations, commitments or arrangements for the purchase of materials, supplies, equipment or services, under which the aggregate payments made to one party or group of related parties during the past twelve (12) months, or expected to be made during the following twelve (12) months, will exceed $500,000;
               (vii) agreements, contracts, obligations, commitments or arrangements relating to the guarantee (whether absolute or contingent) by Company or any of the Company Subsidiaries of (A) the performance of any other Person (other than Company or a wholly-owned Company Subsidiary), or (B) the whole or any part of the indebtedness or liabilities of any other Person (other than Company or a wholly-owned Company Subsidiary) in excess of $500,000;
               (viii) agreements, contracts, obligations, commitments or arrangements relating to the indemnification of officers, directors, managers or agents;
               (ix) other agreements, contracts, obligations, commitments or arrangements of indemnification or guaranty not entered into in the ordinary course of business;
               (x) powers of attorney authorizing the incurrence of an obligation on the part of Company or the Company Subsidiaries;
               (xi) agreements, contracts, obligations, commitments or arrangements which limit or restrict (A) where Company or any of the Company Subsidiaries may conduct business, (B) the type or lines of business (current or future) in which they may engage or (C) any acquisition of assets or stock (tangible or intangible) by Company or any of the Company Subsidiaries;
               (xii) agreements, contracts, obligations, commitments or arrangements under which the aggregate payments or receipts for the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, $500,000;
               (xiii) agreements, contracts, obligations, commitments or arrangements for the borrowing or lending of money, or the availability of credit (except credit extended by Company or any of the Company Subsidiaries to customers in the ordinary course of business and consistent with past practice);
               (xiv) agreements, contracts, obligations, commitments or arrangements relating to any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency;
               (xv) collective bargaining agreements;
               (xvi) agreements, contracts, obligations, commitments or arrangements relating to the employment of individuals whose compensation is or annual payments are in excess of $250,000 in the current or any future year; or

               (xvii) agreements, contracts, obligations, commitments or arrangements that would otherwise be required to be filed as an exhibit to a periodic report under the Exchange Act, as provided by Item 601 of Regulation S-K promulgated under the Exchange Act.
     Each contract, agreement or commitment of the type described in this Section 3.15 and in existence as of the date hereof is referred to herein as a “Company Contract”.
          (b) Neither Company nor any of the Company Subsidiaries, nor to the knowledge of Company any other party to a Company Contract, is in breach, violation or default under, or since January 1, 2008, has received written notice that it has breached, violated or defaulted under (nor, to the knowledge of Company, does there exist any condition under which, with the passage of time or the giving of notice or both, would reasonably be expected to cause such a breach, violation or default under), any Company Contract, other than any breaches, violations or defaults which would not result in a Company Material Adverse Effect.
          (c) Each Company Contract is a valid, binding and enforceable obligation of Company and, to the knowledge of Company, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not result in a Company Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).
          (d) An accurate and complete copy of each Company Contract has been made available (including via EDGAR) to Parent, provided that the information described on Schedule 3.15(d) has been redacted from certain Company Contracts described in subsections (vi) and (xii) of Section 3.15(a) above.
     3.16 Labor Matters; Employment and Labor Contracts.
          (a) Except as disclosed on Schedule 3.16, none of Company or any of the Company Subsidiaries is party to any union contract or other collective bargaining agreement, nor to the knowledge of Company are there any activities or proceedings of any labor union to organize any employees of Company or any Company Subsidiary. Each of Company and the Company Subsidiaries is in material compliance with all Applicable Laws respecting employment and employment practices and occupational health and safety requirements.
          (b) There is no labor strike, slowdown or stoppage pending (or, to the knowledge of Company, threatened) against Company or any of the Company Subsidiaries. As of the date of this Agreement, no petition for certification has been filed and is pending (or, to the knowledge of Company, threatened to be filed) before the National Labor Relations Board with respect to any employees of Company or any of the Company Subsidiaries. Neither Company nor any of the Company Subsidiaries has any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not result in a Company Material Adverse Effect. There are no controversies pending or, to the knowledge of Company, threatened, between Company or any of the Company Subsidiaries and any of their respective employees, which controversies would result in a Company Material Adverse Effect. Except as disclosed on Schedule 3.16(b), the employment of each of the employees of Company and each Company Subsidiary is “at will” and neither Company nor any Company Subsidiary has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. Neither Company nor any Company Subsidiary is currently engaged, or has since January 1, 2008 engaged in, any arrangement whereby it leases employees or other service providers from another Person.
          (c) No current or former employee of Company or any Company Subsidiary is or, since January 1, 2008 has been, employed by Company or any Company Subsidiary to conduct business activities of the Company outside of the United States.
     3.17 Intellectual Property Rights.
          (a) Company and the Company Subsidiaries own or have the right to use all material intellectual property necessary to conduct their respective businesses as currently conducted (such intellectual property and the rights thereto are collectively referred to herein as the “Company IP Rights”) except where failure to have such right would not result in a Company Material Adverse Effect. No royalties or other payments are payable to any Person with respect to: (i) commercialization of any products presently sold or under development by Company or the Company Subsidiaries; or (ii) the performance of any services presently sold or offered for sale by Company or the Company Subsidiaries.
          (b) Except as would not result in a Company Material Adverse Effect, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) constitute a breach of any instrument or agreement governing any Company IP Rights; (ii) cause the modification of any term of any license or agreement relating to any Company IP Rights; (iii) cause the forfeiture or termination of any Company IP Rights; (iv) give rise to a right of forfeiture or termination of any Company IP Rights; or (v) impair the right of Company or the Surviving Entity to use, sell or license any Company IP Rights or portion thereof.
          (c) To Company’s knowledge, neither: (i) the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Company or any of the Company Subsidiaries; nor (ii) the performance of any services presently sold or offered for sale by Company or the Company Subsidiaries violates in any material respect any license or agreement between Company or any of the Company Subsidiaries and any third party or infringes in any material respect on the intellectual property rights of any other Person. As of the date hereof, there is no pending or, to the knowledge of Company, threatened Action which, if successful, would result in a Company Material Adverse Effect, contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights, or asserting that any Company IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Company products, or the performance of any services presently sold or offered for sale by Company or the Company Subsidiaries, conflicts or will conflict with the rights of any other party.
          (d) Schedule 3.17(d) of the Company Disclosure Statement lists all patents, registered trademarks and service marks, registered copyrights and applications for any of the foregoing owned or possessed by Company or any of the Company Subsidiaries (“Company Registered IP”). To Company’s knowledge, all Company Registered IP is valid, subsisting and enforceable, and all renewal, application, and other registry fees due as at the date of this Agreement in respect of the Company Registered IP have been paid.
          (e) Company has provided to Parent a true and complete copy of its standard form of employee confidentiality agreement and Company has at all times since January 1, 2008 used commercially reasonable efforts to cause all employees of Company and the Company Subsidiaries to execute such an agreement. Company has at all times since January 1, 2008 taken commercially reasonable efforts to ensure that all consultants or third parties with access to material proprietary information of Company have executed appropriate non-disclosure agreements that adequately protect the Company IP Rights.
          (f) Company has taken commercially reasonably necessary steps to ensure that Company’s and the Company Subsidiaries’ material source codes and material trade secrets have not been used, distributed or otherwise commercially exploited under circumstances which would cause the loss of trade secret status.
          (g) To the knowledge of Company, none of the employees or consultants of Company or any of the Company Subsidiaries is obligated under any contract or other agreement or binding commitment of any nature, or subject to any Order, that would interfere with the use of such employee’s or consultant’s best efforts to promote the interests of Company and the Company Subsidiaries or that would conflict with the business of Company as presently conducted. Neither Company nor any of the Company Subsidiaries has entered into any agreement to indemnify any other Person, including any employee or consultant of Company or any of the Company Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders, customer agreements (including any of which that are Government Contracts), reseller agreements or distribution agreements, arising in the ordinary course of business. All current and former employees and consultants of Company or any of the Company Subsidiaries who have created or otherwise developed Company IP Rights material to the conduct of the business of Company and the Company Subsidiaries, taken as a whole, have signed valid and enforceable written assignments to Company or the Company Subsidiaries of any and all rights or claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property and Company and the Company Subsidiaries possess signed copies of all such written assignments by such employees and consultants except where failure to obtain such assignments would not result in a Company Material Adverse Effect.
          (h) No third party is infringing, misappropriating, or otherwise violating, or has infringed, misappropriated, or otherwise violated, any Company IP Rights except where such infringement, misappropriation or violation would not result in a Company Material Adverse Effect.

     3.18 Taxes.
          (a) Company and each of the Company Subsidiaries have filed all material Tax Returns required to be filed by them, and all such Tax Returns are true, correct, and complete except with respect to immaterial items. Company and each of the Company Subsidiaries have paid (or Company has paid on behalf of each of the Company Subsidiaries) all Taxes due and payable as shown on such Tax Returns. No unresolved deficiencies for any Taxes have been proposed, asserted or assessed against Company or any of the Company Subsidiaries, other than deficiencies that are reflected by reserves maintained in accordance with GAAP and are being contested in good faith and by appropriate procedures.
          (b) None of Company and the Company Subsidiaries: (i) has received any written notice that it is being audited by any taxing authority which audit has not yet been completed; (ii) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax other than as the result of extending the due date of a Tax Return; (iii) has granted to any Person a power of attorney with respect to Taxes, which power of attorney will be in effect as of or following the Closing; (iv) has received a written inquiry from any taxing authority regarding the filing of Tax Returns from a jurisdiction where it is not presently filing Tax Returns; or (v) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction. There are no current audits of federal, state, local or foreign Tax Returns of Company or any of the Company Subsidiaries by any taxing authority.
          (c) None of Company and the Company Subsidiaries has assumed any material liability for the Taxes of another Person under any contract, agreement, arrangement or course of dealing which liability remains unpaid. None of Company and the Company Subsidiaries are bound by any Tax sharing agreement (including any indemnity arrangements) the principal subject of which is Taxes or similar arrangements.
          (d) There is no lien for Taxes on any of the assets of Company or any of the Company Subsidiaries, except for inchoate liens for Taxes not yet due and payable.
          (e) Neither Company nor any of the Company Subsidiaries is party to any contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payment” to a “disqualified individual” for purposes of Section 280G or Section 4999 of the Code and the regulations thereunder (and any comparable provisions of state, local or foreign Tax law).
          (f) Company and each of the Company Subsidiaries have properly withheld on all amounts paid to employees and have paid over all such amounts to the appropriate taxing authorities.
          (g) Neither Company nor any Company Subsidiary is or has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (or a group of corporations filing a consolidated, combined or unitary income Tax Return under comparable provisions of state, local or foreign Tax law) other than a group the common parent of which is or was Company.

     3.19 Employee Benefit Plans; ERISA.
          (a) Schedule 3.19(a) of the Company Disclosure Statement lists all: (i) “employee pension benefit plans” as defined in Section 3(2) of ERISA (“Pension Plans”) whether or not subject to ERISA; (ii) “employee welfare benefit plans” as defined in Section 3(1) of ERISA (“Welfare Plans”) whether or not subject to ERISA; (iii) stock bonus, stock option, restricted stock, phantom stock, stock appreciation right, stock purchase or other equity compensation plans; bonus, profit-sharing or other incentive plans; deferred compensation arrangements; severance plans; holiday or vacation plans; sabbatical programs; relocation arrangements; or any other fringe benefit programs; and (iv) other material employee benefit or compensation plans, agreements (including any individual agreements), programs, policies or arrangements covering employees, directors and consultants of Company, any Company Subsidiary or any of the Company ERISA Affiliates that either is maintained or contributed to by Company, any of the Company Subsidiaries or any of the Company ERISA Affiliates or to which Company, any of the Company Subsidiaries or any of the Company ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the “Company Employee Benefit Plans”).
          (b) With respect to each Company Employee Benefit Plan, Company and each of the Company Subsidiaries are in compliance with, have performed all obligations required under, and are not subject to liability under, the applicable provisions of ERISA, the Code and other Applicable Laws, and the terms of such Company Employee Benefit Plan, except where the failure to comply or the resulting liability would not result in a Company Material Adverse Effect. Each Company Employee Benefit Plan has been administered in compliance with its terms and Applicable Laws, including ERISA and the Code, except where the failure to be in compliance would not result in a Company Material Adverse Effect. Each Company Employee Benefit Plan can be amended, terminated or otherwise discontinued at or after the Effective Time in accordance with its terms, without material liability to Company or the Surviving Entity, and no Company Employee Benefit Plan or the assets of such plan will be subject to any surrender fees or service fees upon termination of such plan other than the normal and reasonable administrative fees associated with the termination of benefit plans.
          (c) All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, and timely deposits of employee contributions have been made.
          (d) All of Company’s Pension Plans and the Company Subsidiaries’ Pension Plans intended to qualify under Section 401(a) of the Code so qualify, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code, except for such operational failures which would not result in a material Company liability. With respect to each Company Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, each such Company Employee Benefit Plan and the trusts, if any, maintained thereunder, are the subjects of a favorable determination or opinion letter from the IRS with respect to its qualification or tax-exemption, as the case may be. No Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has permitted investment in Company Securities.

          (e) There are no: (i) Actions pending (or, to the knowledge of Company, threatened) by any Government Authority involving the Company Employee Benefit Plans; nor (ii) Actions pending or threatened claims (other than routine claims for benefits) against any Company Employee Benefit Plans, against the assets of any of the trusts under any Company Employee Benefit Plans or against any fiduciary of any Company Employee Benefit Plans or against Company, any Company Subsidiary or any of the Company ERISA Affiliates with respect to such Company Employee Benefit Plan or asserting any rights or claims to benefits under any Company Employee Benefit Plan or against the assets of any trust under such Company Employee Benefit Plan, except for those which would not result in a material Company liability. To the knowledge of Company, there are no facts which would form the basis for any Action contemplated by this Section 3.19(e) except for those which would not result in a Company Material Adverse Effect.
          (f) None of Company, any of the Company Subsidiaries nor any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other “party in interest” or “disqualified person” with respect to the Pension Plans or Welfare Plans, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), other than one which qualifies for an applicable statutory exemption.
          (g) None of Company, any of the Company Subsidiaries or any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, nor have they sponsored, maintained, administered or contributed to, or had any liability with respect to any Pension Plan subject to Title IV of ERISA or Sections 412, 430, or 4971 of the Code or Section 302 of ERISA. No Company Employee Benefit Plan is: (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iii) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
          (h) Neither Company nor any Company Subsidiary nor any Company ERISA Affiliate has incurred any liability under Title IV of ERISA or under Code Section 413 with respect to a Company Employee Benefit Plan that has not been satisfied in full.
          (i) With respect to each of the Company Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Parent: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent United States Internal Revenue Service (“IRS”) determination letter, if any; (vi) copies of the three most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) copies of any fiduciary or investment committee minutes or meeting notes for the three (3) most recent plan years. Company or any Company Subsidiary has timely filed and delivered or made available to Parent the three (3) most recent annual reports (Form 5500) and all schedules attached thereto for each Company Employee Benefit Plan that is subject to ERISA and Code reporting requirements, and timely made all material communications with participants, the IRS, the U.S. Department of Labor, or any other Government Authority, administrators, trustees, beneficiaries and alternate payees relating to any Company Employee Benefit Plan.
          (j) None of the Welfare Plans maintained by Company or any of the Company Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, and then only at the expense of the participant or the participant’s beneficiary. Company and each of the Company Subsidiaries and Company ERISA Affiliates which maintain a “group health plan” within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA and Part 6 of Subtitle B of Title I of ERISA, except where the failure to comply would not result in a material Company liability.
          (k) No liability of Company or any of the Company Subsidiaries under any Pension Plan or Welfare Plan has been satisfied with the purchase of a contract from an insurance company as to which Company or any of the Company Subsidiaries has received written notice that such insurance company is in rehabilitation or a comparable proceeding. With respect to each Welfare Plan, all claims for which Company or the Company Subsidiaries have any liability are either: (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (“HMO”), pursuant to which the HMO bears the liability for claims; or (iii) reflected as a liability or accrued for in the Company Most Recent Financial Statements.
          (l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event: (i) entitle any current or former employee, officer, director or other service provider of Company or any of the Company Subsidiaries to severance pay, unemployment compensation, a change of control payment or any other payment; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director or other service provider. Since January 1, 2010, there has been no amendment to any Company Employee Benefit Plan which would materially increase the expense of maintaining such Company Employee Benefit Plan above the level of expense incurred with respect to such Company Employee Benefit Plan for the most recent fiscal year included in the Company Financial Statements.
          (m) No Company Employee Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code.
          (n) Company and each Company Subsidiary is in compliance in all material respects with the WARN Act. In the past two (2) years: (i) neither Company nor any Company Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one (1) or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Company or any of the Company Subsidiaries; and (iii) neither Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Neither Company nor any Company Subsidiary has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the date of this Agreement or any similar event that when aggregated with enough such other events would trigger the advance notice requirements of the WARN Act.
     3.20 Environmental Matters.
          (a) Except for such cases that would not result in a Company Material Adverse Effect, no underground storage tanks and no amount of Hazardous Materials are present, as a result of the actions of Company or any of the Company Subsidiaries or, to the knowledge of Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of the Company Subsidiaries has at any time owned, operated, occupied or leased, in each case as would result in a violation of any Environmental Laws.
          (b) Except for such cases that would not result in a Company Material Adverse Effect, neither Company nor any of the Company Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Environmental Law, nor has Company or any of the Company Subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any Environmental Laws.
          (c) Company and the Company Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of Company’s and the Company Subsidiaries’ Hazardous Materials Activities and other businesses of Company and the Company Subsidiaries as such activities and businesses are currently being conducted, except where the failure to hold any such Company Environmental Permits would not result in a Company Material Adverse Effect. To the knowledge of Company, there are no facts or circumstances indicating that any Company Environmental Permit will be revoked, suspended, canceled or not renewed.
          (d) As of the date of this Agreement, no material Action is pending, or to the knowledge of Company, threatened, concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Company or any of the Company Subsidiaries. Company does not have knowledge of any fact or circumstance which could involve Company or any of the Company Subsidiaries in any Action relating to Environmental Laws or Hazardous Materials Activities that would result in a Company Material Adverse Effect. Since January 1, 2008, Company and the Company Subsidiaries have not received written notice that Company or any of the Company Subsidiaries are responsible, or potentially responsible, for the investigation, remediation, clean-up or similar action at any property presently or formerly used by Company or any of the Company Subsidiaries for recycling, disposal or handling of Hazardous Materials.
     3.21 Federal Health Care Programs; Third-Party Payors. Except as disclosed on Schedule 3.21, neither Company nor any of the Company Subsidiaries participates in any federal or state health care programs, including Medicaid or Medicare. Except as disclosed on

Schedule 3.21, neither Company nor any of the Company Subsidiaries participates in or submits claims for reimbursement to any third-party payors.
     3.22 Government Contracts.
          (a) Neither Company nor any of the Company Subsidiaries has breached or violated in any material manner any contractual obligation pertaining to any material Government Contract or Government Bid. Neither Company nor any Company Subsidiary has received any notification of termination for convenience, termination for default, cure notice or show cause notice that is currently in effect or pending pertaining to any material Government Contract. No material cost incurred by Company or any of the Company Subsidiaries pertaining to any material Government Contract has been disallowed by any Government Authority. No material amounts due to Company or any of the Company Subsidiaries pertaining to any material Government Contract is being currently withheld or set off except in accordance with the terms of the applicable Government Contract. There exist no outstanding material claims or disputes with respect to any material Government Contract or Government Bid. Neither Company nor any of the Company Subsidiaries has made any misrepresentations or inaccurate certifications arising under or related to any material Government Contract or Government Bid. Company’s and each of the Company Subsidiary’s cost accounting and procurement systems are in compliance in all material respects with all Applicable Laws. To the knowledge of Company, all material Government Contracts have been entered into with Persons duly authorized to bind the relevant Government Authorities.
          (b) Except as set forth on Schedule 3.22(b), neither Company nor any of the Company Subsidiaries nor, to the knowledge of Company, any of their respective directors, officers, managers, employees, independent contractors, consultants or agents (i) is or has been within the last six (6) years under any administrative, civil or criminal investigation or indictment by any Government Authority; (ii) has been subject to any audit by any Government Authority that resulted in any material negative audit finding, in either case with respect to any alleged irregularity, misstatement, act or omission arising under or relating to any Government Contract or Government Bid; (iii) has been convicted of or is under indictment for a federal or state healthcare program-related offense or other healthcare-related offense; (iv) has been debarred, excluded or suspended from doing business with any Government Authority or from participation in Medicare, Medicaid or any other federal or state health care program or been subjected to any Order of, or criminal or civil fine or penalty imposed by, any Government Authority relating thereto; or (v) has engaged in any conduct within the past six (6) years that would warrant the institution of suspension or debarment proceedings against such individuals, Company or any of the Company Subsidiaries, in connection with doing business with any Government Authority.
          (c) Except as set forth on Schedule 3.22(c), within the past six (6) years, neither Company nor any of the Company Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to any Government Authority with respect to any alleged act or omission arising under or relating to a Government Contract.
          (d) No action has been taken or, to the knowledge of Company, threatened by any Government Authority to revoke, withdraw, suspend or terminate (other than the failure to exercise an election to renew) any Government Contract or to terminate or decertify or otherwise adversely affect any participation of Company or any Company Subsidiary in any arrangement with a Government Authority.
     3.23 Absence of Questionable Payments. To the knowledge of Company, none of Company, any Company Subsidiary or any of their respective managers, directors, officers, agents, employees, or Affiliates or any other Persons acting on their behalf have, in their capacity with or on behalf of Company or any Company Subsidiary: (i) used or committed to use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; or (iii) established or maintained any fund or asset that has not been recorded in the books and records of Company or any Company Subsidiary.
     3.24 Finders or Brokers. Except for Signal Hill Capital Group LLC and Oppenheimer & Co., Inc., true and correct copies of whose engagement letters or agreements have been provided to Parent prior to the date of this Agreement, neither Company nor any of the Company Subsidiaries has employed or retained any investment banker, broker, finder or other intermediary who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
     3.25 Company Proxy Statement. The proxy statement to be sent to Company’s stockholders in connection with the solicitation of proxies in favor of the adoption of this Agreement and the approval of the transactions contemplated by this Agreement, including the Merger (the “Company Proxy Statement”) (and any amendment or supplement thereto), at the date the Company Proxy Statement (and any amendment or supplement thereto) is first mailed to Company’s stockholders and at the time of the Company Special Meeting (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.25 will not apply to statements or omissions included in the Company Proxy Statement (and, in each case, any amendment or supplement thereto) based upon information regarding Parent or Merger Sub furnished to Company in writing by Parent specifically for use therein (it being understood that all other information in the Company Proxy Statement (and, in each case, any amendment or supplement thereto) will be deemed to have been furnished by Company). The Company Proxy Statement (and, in each case, any amendment or supplement thereto) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and, subject to Section 5.4, the Company Proxy Statement will include the Company Board Recommendation.
     3.26 Title to Property. Company and the Company Subsidiaries have good and valid title to all of their respective material properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet, and have valid leasehold interests in all material leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except: (i) liens for current taxes not yet due and payable; (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (iii) liens securing debt reflected on the Company Balance Sheet; (iv) liens recorded pursuant to any Environmental Law; or (v) liens or failures to have good and valid title which have not had, or would not result in, a Company Material Adverse Effect (collectively, “Company Permitted Liens”). Schedule 3.26 of the Company Disclosure Statement identifies each parcel of real property owned or leased by Company or any of the Company Subsidiaries.
     3.27 Takeover Statutes; Stockholder Rights Plan. Company has taken all action necessary to exempt or exclude the Merger, this Agreement and the transactions contemplated hereby from: (i) the restrictions on business combinations set forth in Section 203 of the DGCL; and (ii) any other similar antitakeover law, statute or regulation (each, a “Takeover Statute”) and, accordingly, no Takeover Statute applies to any such transactions. Company does not have any stockholder rights plan, “poison pill” or similar plan or arrangement in effect.
     3.28 Investigation; No Additional Representations. Company, in entering into this Agreement, is relying solely on the representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement and, except as expressly set forth in Article IV of this Agreement, Parent and Merger Sub have made no representation or warranty, express or implied, at law or in equity, with respect to Parent, Merger Sub or their Affiliates or any of their respective businesses or financial conditions, assets, liabilities or operations, or the past, current or future profitability or performance of their respective businesses or any other matter, including with respect to: (i) any information, written or oral and in any form provided, made available to Company or any of its Representatives in “data rooms” (including online data rooms), management presentations, functional “break-out” discussions, oral or written responses to questions submitted on behalf of Parent or other communications between Company or any of its Representatives, on the one hand, and Parent or any of its Representatives, on the other hand; (ii) any projections, estimates, business plans or budgets delivered to or made available to Company or any of its Representatives, or which is made available to Company or any of its Representatives after the date hereof, or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or any of its Affiliates; (iii) the operation of Parent or any of its Affiliates after the Closing in any manner; (iv) the probable success or profitability of the ownership, use or operation of Parent or its Affiliates after the Closing; (v) the accuracy or completeness of any other information, written or oral and in any form provided, or documents previously made available or which is made available after the date hereof to Company or any of its Representatives with respect to Parent or any of its Affiliates or other related matters, whether in expectation of the transactions contemplated by this Agreement or otherwise; or (vi) any other information, written or oral and in any form provided, or documents previously made available or which are made available after the date hereof, to Company or any of its Representatives with respect to Parent, any of its Affiliates, or other related matters, whether in expectation of the transactions contemplated by this Agreement or otherwise.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
     Parent and Merger Sub make to Company the representations and warranties contained in this Article IV.

     4.1 Organization, Etc.
          (a) Each of Parent and Merger Sub was duly organized or formed, is validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualification would not result in a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified as a foreign Person to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not result in a Parent Material Adverse Effect.
          (b) Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws. Parent has made available to Company accurate and complete copies of the certificate of incorporation and bylaws, as currently in effect, of Parent and Merger Sub.
     4.2 Authority Relative to This Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions and obligations contemplated hereby. The execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the unanimous vote of the board of directors of Parent and Merger Sub and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which will occur immediately after the execution and delivery of this Agreement). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).
     4.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Authority is necessary on the part of either Parent or Merger Sub for the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby except: (i) for the filing of the Certificate of Merger as required by the DGCL; (ii) as is required for complying with the HSR Act; and (iii) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval would not result in a Parent Material Adverse Effect. Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation of the Merger or the other transactions contemplated hereby by Parent and Merger Sub, nor compliance by Parent and Merger Sub with all of the provisions hereof and thereof will, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which will occur immediately after the execution and delivery of this Agreement): (x) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub; (y) violate any

Applicable Law; or (z) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any binding contract, agreement or commitment of Parent or Merger Sub, except in the case of clauses (y) or (z) for any violation, breach or default that would not result in a Parent Material Adverse Effect.
     4.4 Board Approval. The board of directors of Parent has unanimously: (i) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger; and (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Parent and Parent’s sole stockholder. The board of directors of Merger Sub has unanimously approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, and determined that this Agreement is fair to and in the best interests of Merger Sub and its sole stockholder.
     4.5 Company Proxy Statement. The information regarding Parent and Merger Sub supplied by Parent in writing for inclusion in the Company Proxy Statement, at the date the Company Proxy Statement (and any amendment or supplement thereto) is first mailed to Company’s stockholders and at the time of the Company Special Meeting (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     4.6 Litigation.
          (a) As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, any investigation or Action threatened against Parent, any of the Subsidiaries of Parent (the “Parent Subsidiaries”) or any of their respective officers, directors and managers (in their capacities as such), or involving any of their assets or capital stock, before any Government Authority, except for those Actions which would not result in a Parent Material Adverse Effect. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the consummation of any of the transactions contemplated by this Agreement or otherwise prevent or delay Parent or Merger Sub from performing their obligations hereunder.
          (b) There is no outstanding Order to which Parent, any Parent Subsidiary or any of their assets is or was a party, or by which Parent, any Parent Subsidiary, or any of their assets is bound, the terms of which have not been satisfied by Parent or Parent Subsidiary.
     4.7 Financing.
          (a) Parent and Merger Sub have delivered to Company true, correct and complete copies of the commitment letters (the “Debt Commitment Letters”) from Barclays Bank PLC and Bank of America, N.A. on one hand, and GSO Capital Partners LP, on the other hand (each of the foregoing Persons, a “Lender”), each dated as of the date of this Agreement, pursuant to which the Lenders have committed, subject to the terms and conditions contained in the Debt Commitment Letters, to provide debt financing in the aggregate amount set forth therein for the purpose of consummating the transactions contemplated by this Agreement (collectively, the “Debt Financing”). As of the date of this Agreement, the Debt Commitment Letters have not been amended or modified and the commitments set forth in the Debt Commitment Letters have not been withdrawn or rescinded in any respect. Each Debt Commitment Letter, in the form delivered to Company, is, as of the date of this Agreement, in full force and effect and constitutes a legal, valid and binding obligation of the Parent and Merger Sub and, to the knowledge of Parent as of the date hereof, the other parties thereto. Assuming compliance by Company with its covenants and agreements hereunder and the accuracy in all material respects of the representations and warranties of Company set forth in Article III (for such purposes, the accuracy of such representations and warranties shall otherwise be evaluated without giving effect to any knowledge or Company Material Adverse Effect qualification or exception), the aggregate proceeds contemplated by the Debt Financing, together with other funds currently available to Parent and the cash and cash equivalents of Company and the Company Subsidiaries will be sufficient for Parent and Merger Sub to pay the aggregate Merger Consideration set forth in Section 2.1(a), any other repayment or refinancing of indebtedness required by the Debt Commitment Letters or required as a result of the consummation of the Merger (collectively, the “Debt Payoff”) and any other amounts payable by Parent or Merger Sub at the Closing in connection with the transactions contemplated by this Agreement.
          (b) Except as specifically set forth in each Debt Commitment Letter: (i) there are no conditions precedent or other contingencies to the obligations of the Lenders to fund the Debt Financing contemplated by the Debt Commitment Letters; (ii) there are no contingencies that would permit the Lenders either to reduce the total amount of the Debt Financing contemplated by the Debt Commitment Letters or to impose any additional conditions precedent or contingency to the availability of the Debt Financing contemplated by the Debt Commitment Letters; and (iii) there are no side letters or other contracts, agreements or commitments relating to the Debt Financing other than the Debt Commitment Letters and the fee letter between Parent and Barclays Bank PLC, Barclays Capital, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Assuming the accuracy in all material respects of Company’s representations and warranties set forth in Article III (for such purposes, the accuracy of such representations and warranties shall otherwise be evaluated without giving effect to any knowledge or Company Material Adverse Effect qualification or exception), as of the date of this Agreement: (x) no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Debt Commitment Letters; and (y) neither Parent nor Merger Sub is aware of any fact, occurrence or condition that would reasonably be expected to make any of the assumptions, statements, representations or warranties in the Debt Commitment Letters inaccurate in any material respect or that would reasonably be expected to cause the commitment provided in the Debt Commitment Letters to be terminated or ineffective or any of the conditions contained in the Debt Commitment Letters not to be met. Parent and Merger Sub have paid any and all commitment and other fees that have been incurred and are due and payable on or prior to the date of this Agreement in connection with the Debt Commitment Letters.
     4.8 Finders or Brokers. Neither Parent nor any of the Parent Subsidiaries has employed or retained any investment banker, broker, finder or other intermediary who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement for which Company could have any liability.
     4.9 Solvency. Assuming: (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions; (ii) the accuracy in all material respects of the representations and warranties of Company set forth in Article III (for such purposes, the accuracy of such representations and warranties shall otherwise be evaluated without giving effect to any knowledge or Company Material Adverse Effect qualification or exception); (iii) any estimates, projections or forecasts of Company and the Company Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable; and (iv) compliance by Company with its covenants and agreements hereunder, after giving effect to the transactions contemplated by this Agreement, including the Debt Financing, any alternative financing and the payment of the Merger Consideration, the Debt Payoff, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, the Surviving Entity will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination and on a consolidated basis, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted items are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature,” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.
     4.10 Investigation; No Additional Representations. Parent and Merger Sub, in entering into this Agreement, are relying solely on the representations and warranties of Company set forth in Article III of this Agreement and, except as expressly set forth in Article III of this Agreement (as modified by the Company Disclosure Statement), Company has made no representation or warranty, express or implied, at law or in equity, with respect to Company or any of the Company Subsidiaries or any of their respective businesses or financial conditions, assets, liabilities or operations, or the past, current or future profitability or performance of their respective businesses or any other matter, including with respect to: (i) any information, written or oral and in any form provided, made available to Parent or any of its Representatives in “data rooms” (including online data rooms), management presentations, functional “break-out” discussions, oral or written responses to questions submitted on behalf of Company or other communications between Parent or any of its Representatives, on the one hand, and Company or any of its Representatives, on the other hand; (ii) any projections, estimates, business plans or budgets delivered to or made available to Parent or any of its Representatives, or which is made available to Parent or any of its Representatives after the date hereof, or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Company or any of the

Company Subsidiaries; (iii) the operation of Company or any Company Subsidiaries by Parent after the Closing in any manner; (iv) the probable success or profitability of the ownership, use or operation of Company or any Company Subsidiaries by Parent after the Closing; (v) the accuracy or completeness of any other information, written or oral and in any form provided, or documents previously made available or which is made available after the date hereof to Parent or any of its Representatives with respect to Company or any of the Company Subsidiaries or other related matters, whether in expectation of the transactions contemplated by this Agreement or otherwise; or (vi) any other information, written or oral and in any form provided, or documents previously made available or which are made available after the date hereof, to Parent or any of its Representatives with respect to Company, any of the Company Subsidiaries or other related matters, whether in expectation of the transactions contemplated by this Agreement or otherwise.
ARTICLE V
COVENANTS
     5.1 Conduct of Company Business During Interim Period. During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, each of Company and the Company Subsidiaries, except as contemplated or required by this Agreement or as expressly consented to in writing by Parent, will: (i) conduct its operations according to its ordinary and usual course of business and consistent with past practice; (ii) use reasonable best efforts to preserve intact its business, to keep available the services of its officers and employees in each business function and to maintain existing relationships with suppliers, distributors, customers and others having business relationships with it; and (iii) not take any action which would reasonably be expected to adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement and except as set forth on Schedule 5.1 of the Company Disclosure Statement, prior to the earlier of the termination of this Agreement or Effective Time, Company will not, and will not permit the Company Subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned with respect to the matters set forth in Sections 5.1(a), (b), (f), (g), (h), (i), (j), (l), (m), (n), (o), (p), (r), (s) and, to the extent related to any of the foregoing Sections, Section 5.1(t)), directly or indirectly, do any of the following:
          (a) (i) enter into any contract, agreement or commitment that would have been a Company Contract were Company or any of the Company Subsidiaries a party or subject thereto on the date of this Agreement other than in the ordinary course of business consistent with past practice (for avoidance of doubt, entering into a new Government Contract or Government Bid in the ordinary course of business consistent with past practice will not be a violation of this subsection); or (ii) terminate or amend in any material respect any Company Contract or waive any material right thereunder other than in the ordinary course of business consistent with past practice (it being understood that if any such entry into, or termination or amendment of, any such contract, agreement or commitment is permitted pursuant to this Section 5.1(a) as a result of the references to acts taken in the ordinary course of business consistent with past practice, but such action would otherwise be prohibited by any other provision of this Section 5.1, then this Section 5.1(a) shall not be interpreted to permit such action without the prior written consent of Parent as contemplated hereby);

          (b) grant any severance or termination pay to any officer or employee of Company or any of the Company Subsidiaries except payments in amounts consistent with policies and past practice or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan;
          (c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or other equity security (other than (x) a dividend of $0.06 per share on the Company’s Common Stock declared on the date hereof and (y) dividends or distributions between or among Company and any of the wholly-owned Company Subsidiaries in the ordinary course of business consistent with past practice) or split, combine or reclassify any capital stock or other equity security or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity security;
          (d) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock or other equity security except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof and previously disclosed in writing to Parent;
          (e) cause, permit or propose any material amendments to the certificate of incorporation, bylaws, certificate formation or limited liability company agreement (in each case, as applicable) of Company or any of the Company Subsidiaries;
          (f) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;
          (g) incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business consistent with past practice) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Company or any Company Subsidiary, as the case may be, or guarantee any debt of others;
          (h) enter into any “keep well” or other contract to maintain any financial statement condition of any Person other than a wholly-owned Company Subsidiary or enter into any arrangement having the economic effect of the foregoing;
          (i) adopt or amend any material employee benefit or employee equity purchase or employee option plan, enter into any employment contract providing for compensation in excess of $200,000, pay any special bonus or special remuneration in excess of $100,000 to any director or employee of Company or any Company Subsidiary except in the ordinary course of business consistent with past practice, or materially increase the salaries or wage rates of its officers or employees of Company or any Company Subsidiary or credit service except in the ordinary course of business consistent with past practice such that the total service credited to any individual exceeds the actual services of such individual to Company or any Company Subsidiary in connection with any Company Employee Benefit Plan;

          (j) pay, discharge, settle, compromise or satisfy any pending or threatened material Action, material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement, compromise or satisfaction of Actions, claims, liabilities or obligations that do not relate to the transactions contemplated by this Agreement and result solely in a monetary obligation involving only payment by Company or any Company Subsidiary of not more than $250,000;
          (k) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other Person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets, equity or other securities, any material change in capitalization, or any partnership, association or joint venture;
          (l) except in the ordinary course of business consistent with past practice and following written notice to Parent (A) purchase any insurance policy requiring payment of premiums in an amount greater than $250,000 individually or in the aggregate, (B) fail to renew any insurance policy naming it as a beneficiary or a loss payee or (C) take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered;
          (m) maintain its books and records in a manner other than in the ordinary course of business consistent with past practice;
          (n) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;
          (o) institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC;
          (p) in respect of any Taxes: (i) except as required by Applicable Law, make or change any material election, change any material accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any material extension or waiver of the limitation period applicable to any material claim or assessment; or (ii) enter into any Tax sharing agreement or similar arrangement (including any indemnity arrangement) the principal subject of which is Taxes;
          (q) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options listed on Schedule 3.6(c) of the Company Disclosure Statement in accordance with the terms of such Company Stock Options on the date of this Agreement and (B) subject to Company’s compliance with Section 2.4(c), sales of Company Common Stock pursuant to the Company ESPP; or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);
          (r) enter into any Government Contract or submit any Government Bid that: would limit Parent, the Surviving Entity or any of the other Parent Subsidiaries from engaging in any line of business, competing with any Person or selling any product or service;

          (s) make capital expenditures in excess of $3,000,000 in the aggregate; or
          (t) agree, resolve or commit to do any of the foregoing.
     Notwithstanding the foregoing, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time. At all times prior to the Effective Time, Company shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.
     5.2 Go-Shop Period; No Solicitation.
          (a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on April 16, 2011, Company and the Company Subsidiaries and their respective Affiliates, directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that could constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to (but only pursuant to) a confidentiality agreement on customary terms not materially more favorable to such Person than those contained in the Confidentiality Agreement with Parent (an “Acceptable Confidentiality Agreement”) (it being understood that such Acceptable Confidentiality Agreement need not prohibit the making or amendment of an Acquisition Proposal but shall allow Company to comply with its obligations under this Agreement), provided that Company shall promptly (and in any event within twenty-four (24) hours) make available to Parent and Merger Sub any material non-public information concerning Company or the Company Subsidiaries that Company provides or gives such Person access to that was not previously made available to Parent or Merger Sub; and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort to attempt to make any Acquisition Proposals.
          (b) Except as expressly permitted by this Section 5.2 (including Section 5.2(c)) and subject to the last sentence of this Section 5.2(b) as may relate to any Excluded Party (for as long as such Person or group remains an Excluded Party), Company and the Company Subsidiaries shall, and shall instruct and cause their respective Representatives to: (i) at 12:00 a.m. (Eastern time) on April 17, 2011, (the “No-Shop Period Start Date”) immediately cease any discussions, negotiations and/or actions with any Persons that may be ongoing with respect to an Acquisition Proposal; and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, not directly or indirectly (A) solicit, initiate, start or encourage any inquiries or the making, submission or announcement of any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning Company or the Company Subsidiaries to any Person relating to, or that could reasonably be expected to lead to, any Acquisition Proposal, (C) enter into any letter of intent, agreement, arrangement or understanding with respect to any Acquisition Proposal, or approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (D) initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than the Parent or the Merger Subsidiary) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal or (E) otherwise facilitate any effort or attempt to make, submit or announce an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by any Company Subsidiary or Company Representative, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries, or otherwise, will be deemed to be a breach of this Section 5.2(b) by the Company. Notwithstanding the foregoing, following the No-Shop Period Start Date and prior to the time, but not after, the Company Stockholder Approval is obtained, Company and its Representatives may continue to engage in the activities described in Section 5.2(a), and the restrictions set forth in this Section 5.2(b) shall not apply, with respect to any Excluded Party (for as long as such Person or group remains an Excluded Party), including with respect to any amended Acquisition Proposals made by any Excluded Party, in each case subject to the provisions of Section 5.2(e), (g) and (i).
          (c) Notwithstanding anything in this Agreement to the contrary, at any time following the No-Shop Period Start Date and prior to the time, but not after, the Company Stockholder Approval is obtained, if Company receives an unsolicited written Acquisition Proposal from any Person (other than any Excluded Party) and neither Company nor any of the Company Subsidiaries nor any of their respective Representatives shall have breached or taken any action inconsistent with the provisions of Section 5.2(b), Company and its Representatives may provide non-public information and data concerning Company and the Company Subsidiaries in response to a request therefor by such Person and may engage or participate in any discussions or negotiations with such Person regarding such Acquisition Proposal if: (i) Company receives from such Person an Acceptable Confidentiality Agreement containing “standstill” provisions prohibiting such Person from acquiring or announcing publicly any intent to acquire beneficial ownership of any shares of Company Common Stock or any other securities of Company or any Company Subsidiary from the date of such agreement to the earlier of the date on which (A) the Effective Time occurs or (B) this Agreement has been terminated in accordance with its terms (but otherwise allows Company to comply with its obligations under this Agreement); (ii) at least four (4) business days prior to furnishing any such non-public information to, or entering into such discussions or negotiations with such Person, Company gives Parent written notice of the identity of such Person, of Company’s intention to furnish non- public information to, or enter into such discussions or negotiations with, such Person and of the terms and conditions of such Acquisition Proposal (including providing Parent copies of any draft agreements and other documents relating thereto); (iii) within twenty-four (24) hours of providing any non-public information or data concerning Company and the Company Subsidiaries to such Person, Company makes available to Parent and Merger Sub any such non-public information or data concerning Company and the Company Subsidiaries that was not previously made available to Parent or Merger Sub; and (iv) Company’s board of directors or any properly constituted committee thereof determines in good faith (A) after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law and (B) after consultation with an independent financial advisor of nationally recognized reputation, which, for the avoidance of doubt, shall include the financial advisors set forth on Schedule 5.2(c) (a “Financial Advisor”), that such Acquisition Proposal is or would reasonably be expected to result in a Superior Proposal. Company will notify Parent in writing promptly (and in any event within twenty-four (24) hours) after any determination by Company’s board of directors that an Acquisition Proposal is, or would reasonably be expected to result in a Superior Proposal.
          (d) For purposes of this Agreement:
               (i) “Acquisition Proposal” means any bona fide inquiry, proposal or offer from any Person or group of Persons other than Parent or any of the Parent Subsidiaries or Affiliates for, in one transaction or a series of related transactions, (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of Company (or any Company Subsidiary whose business constitutes fifteen percent (15%) or more of the net revenues, net income or assets of Company and the Company Subsidiaries taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over fifteen percent (15%) of the equity securities of Company or any of the Company Subsidiaries or over fifteen percent (15%) of the consolidated total assets of Company and the Company Subsidiaries, in each case other than the Merger.
               (ii) “Cut-Off Date” shall mean 12:00 a.m. Eastern Time on May 1, 2011.
               (iii) “Excluded Party” means any Person, group of Persons or group that includes any Person (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the No-Shop Period Start Date constitute at least seventy percent (70%) of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom Company has received prior to the No-Shop Period Start Date a written Acquisition Proposal that the Company’s board of directors or any properly constituted committee thereof determines in its good faith judgment prior to the No-Shop Period Start Date, after consultation with its Financial Advisor, is or would reasonably be expected to result in, a Superior Proposal; provided, however, that, notwithstanding anything to the contrary contained herein, such Person or group shall cease to be an “Excluded Party” upon the earlier of: (x) the Cut-Off Date and (y) immediately at such time as the Acquisition Proposal made by such Person or group (as such Acquisition Proposal may be revised during the course of ongoing negotiations) no longer constitutes or would no longer reasonably be expected to result in a Superior Proposal, in each case as determined in good faith by Company’s board of directors or any properly constituted committee thereof after consultation with its Financial Advisor (it being understood that such Acquisition Proposal may temporarily cease to be a Superior Proposal or an Acquisition Proposal that would reasonably be expected to result in a Superior Proposal, in each case as determined in good faith by Company’s board of directors or any properly constituted committee thereof after consultation with its Financial Advisor, so long as negotiations with respect thereto are ongoing and there is not, following the No-Shop Period Start Date, a continuous period of five (5) business days during which such Acquisition Proposal fails to be a Superior Proposal or an Acquisition Proposal that would reasonably be expected to result in a Superior Proposal, in each case as determined in good faith by Company’s board of directors or any properly constituted committee thereof after consultation with its Financial Advisor).
               (iv) “Superior Proposal” means a written bona fide Acquisition Proposal (with the percentages set forth in the definition of such term changed from 15% to 50%) that is not solicited or received in violation of Section 5.2 and that Company’s board of directors or any properly constituted committee thereof has determined in its good faith judgment, after consultation with its Financial Advisor and outside counsel (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the financing terms thereof) and regulatory and other aspects of the proposal, the expected timing and likelihood of consummation of the proposal and the identity of the Person making the proposal, and (B) would result in a transaction more favorable to Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (taking into account the timing of consummation as compared to the transaction contemplated hereby and after giving effect to all of the adjustments offered by Parent and Merger Sub pursuant to Section 5.2(i)); provided, however, that no Acquisition Proposal shall be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such Acquisition Proposal is not likely in the reasonable judgment of Company’s board of directors (after consultation with its Financial Advisor) to be obtained on a timely basis.
          (e) Except as set forth in this Section 5.2(e) or Section 8.1(i) or Section 8.1(j), Company’s board of directors and each committee thereof shall not:
               (i) (A) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation with respect to the Merger, (B) authorize, adopt, approve, recommend, or otherwise declare advisable (publicly or otherwise) any Acquisition Proposal, (C) after the public announcement of the submission of an Acquisition Proposal, fail to publicly reaffirm the Company Board Recommendation within ten (10) business days after Parent so requests in writing, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such Acquisition Proposal on a Schedule TO or (E) fail to include the Company Board Recommendation in the Company Proxy Statement (any action described in clauses (A) through (E), a “Recommendation Change”); or
               (ii) unless it concurrently terminates this Agreement pursuant to Section 8.1(i) or Section 8.1(j), cause or permit Company to enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar agreement (other than a confidentiality agreement referred to in Section 5.2(a) or Section 5.2(c)) relating to any Acquisition Proposal.
Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Stockholder Approval is obtained, Company’s board of directors or any properly constituted committee thereof may effect a Recommendation Change if: (i) (A) an Acquisition Proposal is made to Company and is not withdrawn, (B) neither Company nor its Subsidiaries or Representatives has breached the terms of this Section 5.2, (C) Company’s board of directors or any properly constituted committee thereof has determined in good faith (after consultation with its Financial Advisor) that such Acquisition Proposal is a Superior Proposal (giving effect to all of the adjustments offered by Parent pursuant to Section 5.2(i)) and (D) in light of such Superior Proposal, Company’s board of directors or any properly constituted committee thereof has determined in good faith (after consultation with outside counsel) that failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; or (ii) (A) an Intervening Event shall have occurred following the date of this Agreement and (B) in light of such Intervening Event, Company’s board of directors or any properly constituted committee thereof has determined in good faith (after consultation with outside legal counsel and after giving effect to all of the adjustments offered by Parent pursuant to Section 5.2(j))) that failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. Company shall provide Parent with at least two (2) business days’ prior notice of any meeting of Company’s board of directors or any committee at which it is reasonably expected that any Acquisition Proposal or Intervening Event will be considered.
          (f) Nothing contained in this Section 5.2 shall be deemed to prohibit Company or Company’s board of directors or any committee thereof from: (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders); or (ii) making any “stop-look-and-listen” communication to the stockholders of Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of Company), provided that Company’s board of directors expressly reaffirms the Company Board Recommendation in such disclosure and that any Recommendation Change shall only be made in accordance with the requirements of Section 5.2(e).
          (g) Within twenty-four (24) hours following the No-Shop Period Start Date, Company shall notify Parent of the number of Excluded Parties and the identity thereof and shall provide Parent with a written summary of the material terms and conditions of any Acquisition Proposal received from an Excluded Party and, if applicable, copies of all documents relating thereto received prior to such date. From and after the No-Shop Period Start Date, Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent of any inquiries, proposals, offers or requests for non-public information with respect to or that could reasonably be expected to lead to an Acquisition Proposal that are received by Company, any of the Company Subsidiaries or any of their respective Representatives, or of any discussions or negotiations sought or occurring with respect thereto, indicating, in connection with such notice, the material terms and conditions of such inquiry, proposal, offer or request (including, if applicable, copies of any written materials submitted in connection with such inquiry, proposal, offer or request, including proposed agreements) and the identity of the Person submitting such inquiry, proposal, offer or request and thereafter shall keep Parent reasonably informed in a reasonably prompt manner of the status and terms of any such inquiries, proposals, offers or requests (including any amendments thereto) and the status of any such discussions or negotiations.
          (h) Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which Company or any Company Subsidiary is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent, unless, in the case of a “standstill” or similar agreement, (i) the release is for, and limited to the extent such Person remains, an Excluded Party or (ii) Company’s board of directors determines in good faith based on the advice of outside legal counsel that the failure to take such action would be inconsistent with the board’s fiduciary duties under Applicable Law; provided, however, that Company shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any “standstill” or similar agreement the effect of which would be to permit such Person to effect a transaction without the approval of Company’s board of directors. Promptly (A) following the No-Shop Period Start Date but subject to the rights of Company pursuant to Section 5.2(c), Company will request each Person (other than any Excluded Party) and (B) following the time when a previously Excluded Party ceases to constitute an Excluded Party under the terms hereof, Company will request each such previously Excluded Party and each Person who was a member of a group that constituted an Excluded Party that has executed, within eighteen (18) months prior to the No-Shop Period Start Date, a confidentiality agreement in connection with its consideration of a possible Acquisition Proposal with, or equity investment in, Company or any of the Company Subsidiaries, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of any of Company or any Company Subsidiary and will use its commercially reasonable efforts to enforce or cause to be enforced any obligation to do so. From and after the No-Shop Period Start Date, subject to the rights of Company pursuant to Section 5.2(c), Company shall immediately cease and: (i) cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person (other than any Excluded Party) conducted theretofore by Company, the Company Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal; and (ii) cause to be terminated any access such Person (other than any Excluded Party) may have to any physical or virtual data room maintained by or on behalf of Company. From and after the time when a previously Excluded Party ceases to constitute an Excluded Party under the terms hereof, subject to the rights of Company pursuant to Section 5.2(c), Company shall immediately cease and: (i) cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person who was previously an Excluded Party or a member of a group that constituted an Excluded Party conducted theretofore by Company, the Company Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal; and (ii) cause to be terminated any access such Person may have to any physical or virtual data room maintained by or on behalf of Company. Company shall not take any action to exempt any Person (other than Parent, Merger Sub, their respective Affiliates or, subject to Company’s compliance with Section 5.2(e), any Excluded Party) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions of any other Takeover Statute) or otherwise cause such restrictions not to apply.
          (i) Company shall not be entitled to effect a Recommendation Change or to terminate this Agreement under Section 8.1(i) or (j), in each case with respect to a Superior Proposal, unless: (i) Company shall have provided a written notice (a “Notice of Superior Proposal”) to Parent that Company intends to take such action and included with such Notice of Superior Proposal all of the information regarding such Superior Proposal contemplated by Section 5.2(g); (ii) during the four (4) business day period following Parent’s receipt of the Notice of Superior Proposal, Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Debt Commitment Letters so that such Superior Proposal ceases to constitute a Superior Proposal; and (iii) following the end of the four (4) business day period, Company’s board of directors or any properly constituted committee thereof shall have determined in good faith after consultation with its Financial Advisor, taking into account any changes to this Agreement and the Debt Commitment Letters proposed in writing by Parent in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of any such Superior Proposal shall require a new Notice of Superior Proposal, and Company shall be required to comply again with the requirements of this Section 5.2(i); provided, however, that all references to four (4) business days above shall be thereafter deemed to be references to two (2) business days.
          (j) Company shall not be entitled to effect a Recommendation Change with respect to an Intervening Event unless: (i) Company shall have provided a written notice (a “Notice of Recommendation Change”) to Parent that Company intends to take such action and included with such Notice of Recommendation Change a reasonably detailed description of the nature of such Intervening Event; (ii) during the four (4) business day period following Parent’s receipt of the Notice of Recommendation Change, Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Debt Commitment Letters so as to obviate the need for the Recommendation Change based on such Intervening Event; (iii) following the end of the four (4) business day period, Company’s board of directors or any properly constituted committee thereof shall have determined in good faith after consultation with outside legal counsel, taking into account any changes to this Agreement and the Debt Commitment Letters proposed in writing by Parent in response to the Notice of Recommendation Change or otherwise, that the failure to effect such Recommendation Change would continue to be inconsistent with its fiduciary duties under Applicable Law.
     5.3 Access to Information.
          (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Company will afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable notice to all of its (and the Company Subsidiaries’) facilities, personnel, operations, books and records, will permit Parent and its Representatives to conduct inspections as they may reasonably request and will instruct the Company’s Representatives to furnish Parent with such financial and operating data and other information (including then-current and projected cash and working capital balances) with respect to its business and properties as Parent may from time to time reasonably request, subject to the restrictions set forth in the Confidentiality Agreement, dated as of September 15, 2010, between Parent and Company (the “Confidentiality Agreement”); provided, however, that Company shall not be required to violate any obligation of confidentiality to which it is subject or to waive any privilege which it may possess in discharging its obligations pursuant to this Section 5.3; and provided, further, that: (i) Company shall not be required to furnish or otherwise make available to Parent customer-specific data or competitively sensitive information relating to areas of Company’s business in which Parent competes against Company; and (ii) subject to Section 5.3(b), neither Parent nor any of its Representatives shall have any contact whatsoever with any partner, lender, lessor, vendor, customer, supplier, employee or consultant of Company with respect to any matters relating to Company or the Company Subsidiaries except in consultation with Company and upon receipt of the prior written consent of Company. Parent agrees that it will treat any such information confidential in accordance with the Confidentiality

Agreement, which shall remain in full force and effect in accordance with its terms, and will conduct any investigation pursuant to this Section 5.3 in such a manner as not to interfere unreasonably with the operations of Company or any of the Company Subsidiaries and in a manner that complies with all Applicable Laws.
          (b) The parties acknowledge that both Company and Parent and its Affiliates currently are engaged in similar lines of business that from time to time compete with one another. In light of the foregoing, and notwithstanding anything to the contrary set forth herein, the parties agree that neither this Agreement nor any provision by Company or any of its Representatives to Parent, its Affiliates or its Representatives of any information pursuant to Section 5.3(a) shall preclude or limit the right or ability of Parent and its Affiliates to: (i) develop or have developed for it products or services that compete with the products or services of Company or the Company Subsidiaries, provided such products or services were independently developed without use of the Company’s information provided pursuant to Section 5.3(a); or (ii) respond to inquiries from, solicit business with or from, enter into business discussions with, offer to sell or sell products or services to (or, in the case of vendors, suppliers, prospective vendors or prospective suppliers, offer to buy or buy products or services from) or otherwise engage in business relations with any partners, customers, vendors, suppliers, or prospects of any nature whatsoever, whether or not partners, customers, customer prospects, vendors, suppliers or prospects of any party hereto or its respective Subsidiaries on or before the date of this Agreement; provided, however, that Parent, its Affiliates and its Representatives shall use the information obtained by any of them pursuant to Section 5.3(a) solely in connection with the consummation of the transactions contemplated by this Agreement.
     5.4 Company Special Meeting; Board Recommendations.
          (a) After the date hereof, Company will take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to convene as promptly as practicable (and in any event, no later than thirty (30) days after the mailing of the Company Proxy Statement to Company’s stockholders) a meeting of Company’s stockholders (the “Company Special Meeting”) solely to consider the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger. Company, subject to Section 5.2(e), will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, and will take all other action necessary or advisable to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Special Meeting with the consent of Parent (and shall so adjourn or postpone the Company Special Meeting up to one (1) time for a period not to exceed ten (10) business days if requested to do so by Parent) to the extent necessary to ensure that any necessary supplement or amendment to the Company Proxy Statement (as determined by Company in good faith) is provided to Company’s stockholders a reasonable time in advance of the Company Special Meeting (or at any adjournment or postponement thereof), or if as of the time for which the Company Special Meeting is originally scheduled (as set forth in the Company Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Special Meeting or to adopt this Agreement and approve the transactions contemplated hereby, including the Merger. Company shall ensure that the Company Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Special Meeting are solicited in compliance with Applicable Law and Company’s certificate of incorporation and bylaws. In furtherance of the foregoing, Company shall: (i) establish a record date for purposes of determining stockholders entitled to notice of and vote at the Company Special Meeting (the “Record Date”) consistent with Applicable Law and Company’s bylaws and that is reasonably acceptable to Parent; (ii) not change such Record Date or establish a different record date for the Company Special Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), unless required to do so by Applicable Law or Company’s bylaws; (iii) in the event that the Company Special Meeting is for any reason adjourned, postponed or otherwise delayed and unless Parent shall have otherwise approved in writing (which approval shall not be unreasonably withheld, delayed or conditioned), implement such adjournment, postponement or other delay in such a way that Company does not establish a new Record Date for the Company Special Meeting, as so adjourned, postponed or delayed, except as required by Applicable Law or Company’s bylaws; (iv) keep Parent reasonably informed prior to the date of the Company Special Meeting as to the aggregate tally of the proxies received by Company with respect to the Company Stockholder Approval; and (v) without the prior written consent of Parent, not include any proposal or matter (other than procedural matters or other matters required by Applicable Law) to be acted on by the stockholders of Company at the Company Special Meeting other than the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger.
          (b) Except as permitted by Section 5.2(e): (i) the board of directors of Company shall unanimously recommend that Company’s stockholders vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, at the Company Special Meeting (or any adjournment or postponement thereof) (the “Company Board Recommendation”); and (ii) the Company Proxy Statement shall include a statement to the effect that the board of directors of Company has unanimously recommended that Company’s stockholders vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, at the Company Special Meeting (or any adjournment or postponement thereof).
     5.5 Company Proxy Statement; Related Matters. After the execution of this Agreement, Company and Parent shall mutually prepare, and Company shall file with the SEC, the Company Proxy Statement (provided that each of Company and Parent shall use its reasonable best efforts to cause the Company Proxy Statement to be filed no later than three (3) business days following the No-Shop Period Start Date). Thereafter, Company shall mail to its stockholders as promptly as reasonably practicable (but in no event later than five (5) business days following the date upon which the SEC staff advises Company that it has no further comments on the Company Proxy Statement) the Company Proxy Statement and all other proxy materials for the Company Special Meeting. In connection with the foregoing, Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Company Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between Company and/or any of its Representatives and the SEC with respect to the Company Proxy Statement. Subject to Applicable Law, prior to filing or mailing the Company Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company shall provide Parent with an opportunity to review and comment on each such filing or response and shall give reasonable and good faith consideration to all comments proposed to be included in each such filing or response by Parent. Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Company Proxy Statement from the SEC. Company shall use its reasonable best efforts to ensure that all information in the Company Proxy Statement (and any amendment or supplement thereto) other than information regarding Parent or Merger Sub furnished to Company in writing by Parent specifically for use therein, at the date the Company Proxy Statement (and any amendment or supplement thereto) is first mailed to Company’s stockholders and at the time of the Company Special Meeting (or any adjournment or postponement thereof), does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent shall use its reasonable best efforts to ensure that all information regarding Parent or Merger Sub furnished to Company in writing by Parent specifically for use in the Company Proxy Statement (and any amendment or supplement thereto), at the date the Company Proxy Statement (and any amendment or supplement thereto) is first mailed to Company’s stockholders and at the time of the Company Special Meeting (or any adjournment or postponement thereof), does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Company and Parent shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.5. Whenever any party hereto learns of the occurrence of any event or the existence of any fact which is required to be set forth in an amendment or supplement to the Company Proxy Statement pursuant to Applicable Law, such party shall promptly inform the other of such occurrence and comply with all of its obligations pursuant to this Section 5.5 relating to effecting such amendment or supplement to the Company Proxy Statement.
     5.6 Reasonable Best Efforts.
          (a) (i) Each of Parent and Merger Sub, on the one hand, Company (and its respective Affiliates, if applicable), on the other hand, and all other Persons as may be required under Applicable Law, shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) all requisite documents and notifications relating to this Agreement and the transactions contemplated hereby as required by the HSR Act and the rules and regulations promulgated thereunder, together with all such other filings and submissions under Applicable Law, as the case may be, for the consummation of the transactions contemplated by this Agreement, no later than five (5) business days following the date of this Agreement (unless Parent and Company mutually agree in writing to another date); and (ii) each of Parent and Merger Sub, on the one hand, and Company (and its respective Affiliates, if applicable), on the other hand, shall use its reasonable best efforts to obtain and maintain in connection with the transactions contemplated by this Agreement all approvals, consents, registrations, permits, authorizations and other confirmations of all Government Authorities or other third parties that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated by this Agreement.

          (b) Each of Parent, Merger Sub and Company shall: (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any Applicable Laws or requested to be made by any Government Authority in connection with the transactions contemplated by this Agreement; (ii) supply the other or its outside counsel with any material information that may be required or requested by any Government Authority in connection with such filings or submissions; (iii) supply any additional information that may be required or requested by the FTC, the DOJ or other Government Authorities in which any such filings or submissions are made under any Applicable Laws as promptly as practicable; (iv) use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any Applicable Laws as soon as reasonably practicable; and (v) use their reasonable best efforts to offer to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such action and doing all such things necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Government Authority or Person may assert under any Applicable Laws with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by the FTC, the DOJ or any other Government Authority with respect to the transactions contemplated by this Agreement so as to enable the transactions contemplated hereby to be consummated as soon as expeditiously possible.
          (c) Notwithstanding anything to the contrary set forth in this Agreement, no party is required to, and neither Company nor any Company Subsidiary may, without the prior written consent of Parent, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of Company, Parent or any of their respective Affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders could reasonably be expected to have a material adverse effect (including a reputational effect) on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries or Company and the Company Subsidiaries, as applicable, in any material jurisdiction. Notwithstanding anything in this Agreement to the contrary, upon the request of Parent, Company will, and will cause each Company Subsidiary to, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of or to conduct, restrict, operate, invest or otherwise change the assets or business of Company or any such Company Subsidiary, so long as such requirement, condition, understanding, agreement or Order is binding on Company or such Company Subsidiary only in the event that the Closing occurs.
          (d) Each of Parent and Merger Sub, on the one hand, and Company (and its respective Affiliates, if applicable), on the other hand, shall keep the other party promptly informed of any material communication regarding any of the transactions contemplated by this Agreement in connection with any filings, investigations with, by or before any Government Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Government Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other

Applicable Laws with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by Applicable Law or by the applicable Government Authority, the parties hereto agree to: (i) give each other reasonable advance notice of all meetings with any Government Authorities relating to the transactions contemplated by this Agreement; (ii) give each other an opportunity to participate in each of such meetings; (iii) keep the other party reasonably apprised with respect to any material oral communications with any Government Authority regarding the transactions contemplated by this Agreement; (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions contemplated by this Agreement, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Government Authority; (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Government Authority regarding the transactions contemplated by this Agreement; (vi) provide each other (or outside counsel of each party hereto, as appropriate) with copies of all written communications to or from any Government Authority relating to the transactions contemplated by this Agreement; and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 6.2 and Section 6.3.
          (e) Notwithstanding anything to the contrary contained in this Agreement: (i) all obligations of the parties hereto with respect to the Debt Financing or any other financing for the transactions contemplated by this Agreement will be governed exclusively by Section 5.17 and Section 5.18 and not this Section 5.6; and (ii) Section 5.6(b) does not apply to any approvals, consents, registrations, permits, authorizations, confirmations, filings, submissions, consents, etc. with respect to any Government Bid or Government Contract, notwithstanding that the counterparty to those contracts and/or bids may be a Government Authority, the intent being for those matters to be governed by Section 5.6(a) above.
     5.7 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Parent, Merger Sub and Company agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld, delayed or conditioned), except to the extent that Parent, Merger Sub or Company, as the case may be, is advised by outside counsel that such public statement is required by Applicable Law. Notwithstanding the foregoing, promptly (but in any event prior to the next trading day of the Company Common Stock) following the date of this Agreement: (i) Parent shall issue a press release with respect to this Agreement and the transactions contemplated hereby in the form attached hereto as Exhibit E (the “Parent Press Release”); and (ii) Company shall issue a press release with respect to this Agreement and the transactions contemplated hereby in the form attached hereto as Exhibit F (the “Company Press Release”).

     5.8 Notification of Certain Matters. Company shall give prompt notice to Parent of: (i) the occurrence or nonoccurrence of any event which would be likely to cause the failure of either of the conditions set forth in Section 7.2(a) or 7.2(b) to be met as of the Closing Date; (ii) Company’s or any Company Subsidiary’s receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; or (iii) the existence of any facts or circumstances that arise that result in a Company Material Adverse Effect. Parent shall give prompt notice to Company of: (x) the occurrence or nonoccurrence of any event which would be likely to cause the failure of either of the conditions set forth in Section 7.1(a) or 7.1(b) to be met as of the Closing Date; (y) Parent’s or any Parent Subsidiary’s receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; or (z) the existence of any facts or circumstances that arise that would result in a Parent Material Adverse Effect. The delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor be deemed to have amended any of the disclosures set forth in the Company Disclosure Statement, to have qualified the representations and warranties contained herein or to have cured any misrepresentation or breach of a representation or warranty that otherwise might have existed hereunder by reason of such material development. No disclosure after the date of this Agreement of the untruth of any representation and warranty made in this Agreement will operate as a cure of any breach of the failure to disclose the information, nor any untrue representation or warranty made herein.
     5.9 Indemnification.
          (a) From and after the Effective Time, Parent and the Surviving Entity agree to indemnify and hold harmless each present and former director or officer of Company or any Company Subsidiary (each, a “Company Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or any Action instituted by any Company Indemnified Person to enforce this Section 5.9 or any other indemnification or advancement right of such Company Indemnified Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Company or any of the Company Subsidiaries, as the case may be, would have been permitted to indemnify such Company Indemnified Person under Applicable Law and its respective certificate of incorporation, bylaws, certificate of formation or limited liability company agreement (in each case, as applicable) in effect on the date of this Agreement (including the advancing of expenses to the fullest extent permitted under Applicable Law); provided, however, that the Company Indemnified Person to whom such expenses are advanced shall be required to provide an undertaking to the Surviving Entity to repay such advances if it is ultimately determined that such Company Indemnified Person is not entitled to indemnification; and provided, further, that any determination required to be made with respect to whether any such Company Indemnified Person’s conduct complies with the standards set forth under Applicable Law and the certificate of incorporation, bylaws, certificate of formation or limited liability company agreement (in each case, as applicable) of Company or any Company Subsidiary shall be made by independent counsel mutually acceptable to such Company Indemnified Person and the Surviving Entity.

          (b) Parent will cause the Surviving Entity to honor and fulfill all obligations of Company or any Company Subsidiary pursuant to any written indemnification agreements with Company Indemnified Persons identified on Schedule 3.15 to the Company Disclosure Statement.
          (c) As of the Effective Time, Parent or the Surviving Entity shall have purchased and maintain in full force and effect for a claims reporting or discovery period of at least six (6) years after the Effective Time directors’ and officers’ liability “tail” insurance policy or policies covering the Company Indemnified Persons for events occurring at or prior to the Effective Time (including acts or omissions relating to the approval of this Agreement), provided that such insurance shall be of at least the same coverage and amounts and contain terms and conditions which are no less advantageous to the Company Indemnified Persons than the coverage, amounts, terms and conditions of the existing directors’ and officers’ liability insurance policy maintained by Company as of the date of this Agreement. If Parent or the Surviving Entity for any reason fail to obtain such “tail” insurance policy or policies as of the Effective Time, then, with Company’s prior agreement and consent, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the directors’ and officers’ insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided in Company’s existing policies as of the date hereof, or the Surviving Entity shall, and Parent shall cause the Surviving Entity to, use reasonable best efforts to purchase comparable directors’ and officers’ insurance for such six (6) year period with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policy as of the date hereof. Notwithstanding the foregoing, in no event will Parent or the Surviving Entity be required to expend in excess of three hundred percent (300%) of the current aggregate annual premiums of the existing directors’ and officers’ liability insurance policy maintained by Company as of the date of this Agreement (which aggregate annual premiums Company represents and warrants to be as set forth on Schedule 5.9(c) of the Company Disclosure Statement) (the “Company Maximum Premium”). In the event any future annual premiums for the directors’ and officers’ liability insurance policy required by this Section 5.9(c) exceed the Company Maximum Premium, Parent or the Surviving Entity shall maintain the most advantageous directors’ and officers’ liability insurance policy that can be obtained for a premium equal to the Company Maximum Premium.
          (d) This Section 5.9 is intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Persons, their heirs and personal representatives, shall be binding on Parent, the Surviving Entity and their successors and assigns and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Company Indemnified Person (provided that such amendment, alteration or repeal prior to the Effective Time shall be governed by Section 9.1). In the event that Parent, the Surviving Entity or any of their successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity (as the case may be) honor the indemnification obligations set forth in this Section 5.9.

     5.10 Section 16 Matters. Prior to the Effective Time, Company shall take such steps as may be reasonably necessary to cause any and all dispositions of Company Securities pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 under the Exchange Act in accordance with applicable interpretive and/or no-action guidance issued by the SEC regarding such matters.
     5.11 Exchange Delisting. Prior to the Closing Date, Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the Exchange to enable the delisting by the Surviving Entity of the Company Common Stock from the Exchange and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.
     5.12 Resignation of Directors and Officers. Prior to the Effective Time, Company shall use its reasonable best efforts to deliver to Parent the resignations of such directors and officers of Company and the Company Subsidiaries as Parent shall specify at least ten (10) business days prior to the Closing, in each case effective at the Effective Time.
     5.13 Parent Consent as Sole Stockholder of Merger Sub. Parent shall deliver to Company within five (5) business days of the date of this Agreement evidence of its approval, as the sole stockholder of Merger Sub, of the adoption of this Agreement and of the transactions contemplated by this Agreement.
     5.14 Employee Benefit Matters.
          (a) Other than with respect to employees who enter into separate employment agreements with Parent or any of its Affiliates (including the Surviving Entity), Parent agrees to cause all employees of Company and the Company Subsidiaries as of the Effective Time (the “Current Employees”) to be (as of the Effective Time) eligible to participate in the employee benefit plans of Parent and the Parent Subsidiaries consistent with the eligibility criteria applied by Parent and the Parent Subsidiaries to other employees generally of Parent and the Parent Subsidiaries. Without limiting the generality of the foregoing, Parent agrees that, during the period commencing at the Effective Time and ending on the first (1st) anniversary of the Effective Time, the Current Employees will be provided with base salary, incentive bonus opportunities and benefits (including health and welfare benefits, severance, etc.) that are no less favorable in the aggregate than those provided by Company and the Company Subsidiaries immediately prior to the Effective Time except with respect to such amounts or benefits that are not provided in compliance with the provisions of Section 5.1. In addition, Parent and the Surviving Entity shall honor, or cause to be honored, in accordance with their respective terms, all vested or accrued benefit obligations to, and contractual rights of, Current Employees, including any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).
          (b) With respect to any employee benefit plan in which any Current Employee first becomes eligible to participate on or after the Effective Time (the “New Parent Plans”), Parent shall use its reasonable best efforts to cause such New Parent Plan to: (i) waive all applicable pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Current Employee; (ii) recognize the service of Current Employees accrued (or otherwise credited by Company or the Company Subsidiaries) prior to the Effective Time for purposes of eligibility to participate in and vesting credit under (but not for the purposes of benefit accrual); and (iii) provide credit for any co-payments, deductibles and out of pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.
          (c) No provision in this Section 5.14 will: (i) create or be deemed to create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Company or any Company Subsidiary or any other Person other than the parties hereto and their respective successors and permitted assigns; (ii) constitute or create or be deemed to constitute or create an employment agreement or contract with any Person; (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Parent, Company or any of their respective Affiliates; or (iv) limit Parent’s or the Surviving Entity’s discretion and authority to interpret any of its respective employee benefit plans or other compensation plans, agreements, arrangements or programs, in each case in accordance with their respective terms and Applicable Law.
          (d) Provided that Parent complies with its obligations pursuant to Sections 5.14(a) and 5.14(b), no provision in this Section 5.14 will: (i) prohibit Parent from adding, deleting or changing providers of benefits, changing, increasing or decreasing co-payments, deductibles or other requirements for coverage or benefits (e.g., utilization review or pre-certification requirements) and/or making other changes in the administration or in the design, coverage and benefits provided to such Current Employees; or (ii) limit the right of Parent or the Surviving Entity to amend or terminate any of its respective employee benefit plans or other compensation plans, agreements, arrangements or programs, in each case in accordance with their respective terms and Applicable Law.
     5.15 Takeover Statutes. At all times prior to the Effective Time, Company and its board of directors shall: (i) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement or the transactions contemplated by this Agreement; and (ii) if any Takeover Statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on this Agreement or the transactions contemplated by this Agreement.
     5.16 Transaction Litigation. Company will give Parent prompt written notice of, as well as an opportunity to participate in the defense or settlement of, any stockholder litigation against Company and/or its directors or officers relating to the transactions contemplated by this Agreement. Company agrees that it will not settle or offer to settle any such litigation relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the prior written consent of Parent, provided that, after receipt of the Company Stockholder Approval, Company shall cooperate with Parent and, if requested by Parent, use its reasonable best efforts to settle any such unresolved transaction litigation in accordance with Parent’s direction, except that in no event shall Company be required to agree to any such settlement that would require Company or any of the Company Subsidiaries to take or refrain from taking any action, or to pay any amount, prior to the Closing.
     5.17 Financing Assistance. Prior to the Closing, Company shall, and shall cause the Company Subsidiaries and its Representatives, including, in each case, legal, tax, regulatory and accounting, to, cooperate as reasonably requested by Parent in connection with the satisfaction of the conditions set forth in the Debt Commitment Letter, the arrangement and syndication of the Debt Financing and the Debt Payoff, including: (i) assisting with the preparation of materials, and confirmation of the information provided therein, for rating agency presentations, bank information memoranda, bank syndication materials and similar documents required in connection with the preceding; (ii) causing Company and the Company Subsidiaries to execute and deliver customary guarantee, pledge and security documents and related solvency and officer certificates or other documents as may be reasonably requested by Parent (including certificates of the chief financial officer of Company and each Company Subsidiary with respect to customary matters for use in their reports in any materials relating to the preceding) and otherwise reasonably facilitating the guaranteeing of obligations and the pledging of collateral (provided that no obligations of Company or the Company Subsidiaries or its Representatives under any such agreement, certificate, document or instrument shall be effective unless and until the Closing occurs); (iii) furnishing Parent and its financing sources with financial and other pertinent information regarding Company and the Company Subsidiaries (including historical and pro forma financial statements and information, financial projections and prospects), including information required by regulatory authorities including under applicable “know your customer” and anti-money-laundering rules and regulations; (iv) permitting the prospective lenders involved in the financing activities to evaluate and appraise Company’s and the Company Subsidiaries’ current assets and liabilities, cash management and accounting systems and policies and procedures relating thereto for the purpose of establishing collateral arrangements; (v) participating in meetings, drafting sessions, presentations, due diligence sessions and similar sessions, including with rating agencies and potential lenders as reasonably requested by Parent; (vi) establishing bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing that are effective after the Effective Time; (vii) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing immediately prior to the Effective Time to the extent direct borrowings or debt incurrences by Company or any Company Subsidiary are contemplated by the Debt Commitment Letters (provided that no obligations of Company or the Company Subsidiaries or its Representatives under any such agreement, certificate, document or instrument shall be effective unless and until the Closing occurs); (viii) taking, or appointing a Parent’s Representative to take, all corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Debt Financing (including the syndication thereof) and to permit the proceeds thereof to be made available to Parent; (ix) requesting customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing to allow for the Debt Payoff; (x) assisting in obtaining public corporate credit ratings for the Debt Financing; (xi) assisting in obtaining consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance; (xii) furnishing the Debt Financing Sources promptly, and in any event at least ten (10) days prior to the Closing Date, with all documentation and other information required by Government Authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; (xiii) providing authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or the Company Subsidiaries or securities; and (xiv) providing access to, and requesting the cooperation of, trustees, agents and other relevant parties in connection with any repayment of outstanding indebtedness of the Company or any of the Company Subsidiaries required to be completed prior to or promptly following the Closing. The provisions of this Section 5.17 shall not require the cooperation of Company or the Company Subsidiaries or its Representatives to the extent it would interfere unreasonably with the business or operations of Company or any Company Subsidiary. Neither Company nor any Company Subsidiary shall be required to pay any commitment fee or similar fee or to incur any liability with respect to the Debt Financing contemplated by the Debt Commitment Letters prior to the Closing. Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing (including the arrangement and syndication thereof), provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage Company or any Company Subsidiary or the reputation or goodwill of Company or any Company Subsidiary. Notwithstanding the provisions of Section 5.3, Parent and Merger Sub shall be permitted to disclose confidential information regarding Company and the Company Subsidiaries to potential sources of capital, rating agencies, prospective lenders and investors and their respective representatives in connection with the Debt Financing so long as such Persons agree to be bound by customary confidentiality undertakings reasonably satisfactory to Company and of which Company shall be a beneficiary.
     5.18 Maintenance of Financing Commitments.
          (a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to obtain the Debt Financing as promptly as reasonably practicable on terms and conditions described in the Debt Commitment Letters, including using reasonable best efforts to: (i) negotiate definitive agreements with respect to the Debt Commitment Letters on the terms and conditions contained therein or on other terms not materially less favorable to Parent or otherwise acceptable to Parent; and (ii) satisfy all conditions applicable to Parent and Merger Sub in such definitive agreements and in the Debt Commitment Letters; provided that Parent shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under the Debt Commitment Letters without the prior written consent of Company if such amendment, modifications or waivers would, or would reasonably be expected to, (w) reduce the aggregate amount of the Debt Financing below the amount required to consummate the Merger (taking into account for such purposes the other funds available to Parent and the cash and material cash equivalents of Company and the Company Subsidiaries), (x) impose new or additional conditions to the receipt of the Debt Financing, (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement, or (z) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letters. Parent shall deliver to Company a copy of any proposed amendment, modification or waiver of any Debt Commitment Letter at least one (1) business day prior to the proposed execution of such proposed amendment, modification or waiver.
          (b) Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to satisfy all conditions to the Debt Commitment Letters that are applicable to Parent or Merger Sub that are within their control and if all conditions to the Debt

Commitment Letters have been satisfied, Parent shall use its reasonable best efforts to cause the Persons providing such Debt Financing to fund such Debt Financing on the Closing Date.
          (c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, Parent shall use its reasonable best efforts to obtain alternative debt financing from alternative sources on terms substantially similar to those contained in the applicable Debt Commitment Letter, or on terms substantially similar to those then-prevailing in the applicable capital markets (so long as such terms are not materially less favorable, in the aggregate, to Parent and Merger Sub as the terms set forth in the applicable Debt Commitment Letter), as promptly as practicable following the occurrence of such event (any commitment letter evidencing such alternative debt commitment also being referred to herein as a Debt Commitment Letter and any debt financing contemplated thereby being referred to herein as the Debt Financing).
          (d) Parent shall keep Company reasonably apprised of material developments relating to the Debt Financing and will pay when due all fees due and payable under the Debt Commitment Letters.
          (e) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.18 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to: (i) bring any enforcement action against any Specified Person to enforce its respective rights under the Debt Commitment Letters; (ii) pay any fees or interest in excess of those contemplated by the Debt Commitment Letters (whether to secure waiver of any conditions contained therein or otherwise); or (iii) provide any equity “kickers” to prospective lenders beyond those contemplated in the Debt Commitment Letters.
          (f) Notwithstanding the foregoing, if the Parent is able to obtain after the date hereof one or more financing letter(s) containing a substantially similar commitment for financing on terms which are more favorable than those set forth in the Debt Commitment Letters, the foregoing provisions shall instead be deemed to relate to such financing letter(s) in lieu of the Debt Commitment Letters.
          (g) Parent and Merger Sub acknowledge and agree that obtaining the Debt Financing, or any alternative financing, is not a condition to their obligations to close the Merger and reaffirm their obligation to consummate the Merger and their other obligations under this Agreement irrespective and independently of the availability of the Debt Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VI and Section 7.2.
     5.19 Conduct of Business of Parent and Merger Sub Pending the Merger. Except as otherwise contemplated herein with respect to the consummation of the transactions contemplated by this Agreement, each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall operate its respective business in the ordinary course of business consistent with past practice.

ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF EACH PARTY HERETO
     The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:
     6.1 Company Stockholder Approval. The Company Stockholder Approval shall have been obtained at the Company Special Meeting (or at any adjournment or postponement thereof).
     6.2 HSR Clearance. All applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated.
     6.3 Statute or Decree. No Applicable Law or Order shall have been enacted, entered, promulgated or enforced by any Government Authority, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal.
ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF COMPANY AND PARENT
     7.1 Additional Conditions to the Obligations of Company. The obligations of Company to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Company:
          (a) (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2 shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Parent Material Adverse Effect” and words of similar import set forth therein) in all material respects at and as of the date of this Agreement and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period); and (ii) other than the representations and warranties of Parent and Merger Sub set forth in Section 4.2, the representations and warranties of Parent contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Parent Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not result in a Parent Material Adverse Effect.
          (b) Parent and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.
          (c) Parent and Merger Sub shall have furnished a certificate or certificates of Parent and Merger Sub executed on behalf of one or more of their respective executive officers to evidence compliance with the conditions set forth in Sections 7.1(a) and 7.1(b) of this Agreement.

     7.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Parent:
          (a) (i) The representations and warranties of Company set forth in Section 3.2, Section 3.4, Section 3.5 and Section 3.27 shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Company Material Adverse Effect” and words of similar import set forth therein) in all material respects at and as of the date of this Agreement and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period); (ii) the representations and warranties set forth in Section 3.11(i) and Section 3.12, shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made at and as of such time; (iii) the representations and warranties set forth in Section 3.6 shall be true and correct in all respects at and as of the date of this Agreement and as of the Effective Time, except for inaccuracies that do not, individually or in the aggregate, require payments pursuant to Article II in excess of $1,000,000; and (iv) other than the representations and warranties of Company set forth in Section 3.2, Section 3.4, Section 3.5, Section 3.6, Section 3.11(i), Section 3.12 and Section 3.27, the representations and warranties of Company contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Company Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not result in a Company Material Adverse Effect.
          (b) Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
          (c) There shall not have occurred any Company Material Adverse Effect between the date of this Agreement and the Closing Date.
          (d) Company shall have furnished a certificate of Company executed by one of its executive officers to evidence compliance with the conditions set forth in Sections 7.2(a), (b) and (c) of this Agreement.
          (e) Company shall have furnished a certificate of Company, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, certifying that the shares of Company Common Stock are not “United States real property interests” within the meaning of Section 897(c) of the Code.
ARTICLE VIII
TERMINATION
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval (except as otherwise set forth below in Section 8.1(i) or (j)):

          (a) by mutual written consent duly authorized by the board of directors of Parent and the board of directors of Company;
          (b) by either Company or Parent if the Merger shall not have been consummated by August 31, 2011 (the “Outside Date"), which date may be extended by mutual consent of the parties hereto, for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;
          (c) (i) by either Company or Parent if there are any Applicable Laws that prohibit or make the Merger illegal, or if an Order has been entered by a Government Authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the Merger and such Order has become final and non-appealable, and the party seeking to terminate this Agreement pursuant to this Section 8.1(c) has performed its obligations under Section 5.6 to resist, resolve or remove such Applicable Laws or Order; (ii) by Parent (provided that Parent has fulfilled its obligations under Section 5.6) if any Government Authority files a complaint or otherwise commences a lawsuit or other legal action (whether in law or equity) before any Government Authority seeking an Order enjoining the consummation of the Merger, requiring the sale, divestiture, license or other disposition or segregation by Parent, any of the Parent Subsidiaries, Company or any of the Company Subsidiaries of shares of capital stock or of any business, assets or property, or imposing any limitation on the ability of Parent, any of the Parent Subsidiaries, Company or any of the Company Subsidiaries to conduct their respective businesses or to own or exercise control of such stock, businesses, assets and properties after the Effective Time; or (iii) by Parent (provided that Parent has fulfilled its obligations under Section 5.6), if Parent has received written notice that the FTC has authorized its staff to file an Action, or that the Assistant Attorney General or other appropriate official at the DOJ has in writing authorized the staff of the Antitrust Division to seek a preliminary injunction, as the case may be, enjoining consummation of the Merger;
          (d) by the Parent or Company if the Company Special Meeting shall have been held and completed (including any adjournments or postponements thereof), Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and approve the transactions contemplated hereby, including the Merger, and the Company Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Company where the failure to obtain the Company Stockholder Approval shall have been principally caused by or resulted from the action or failure to act of Company and such action or failure to act constitutes a breach by Company of this Agreement;
          (e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in Parent’s representations and warranties or breach by Parent cannot be cured by Parent by the Outside Date, or if capable of being cured, shall not have been cured prior to the Outside Date following receipt by Parent of written notice of such breach or inaccuracy from Company (it being understood that Company may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such termination);
          (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in Company’s representations and warranties or breach by Company cannot be cured by Company by the Outside Date, or if capable of being cured, shall not have been cured prior to the Outside Date following receipt by Company of written notice of such breach or inaccuracy from Parent (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such termination);
          (g) by Parent if: (i) Company, any Company Subsidiary or any of their respective Representatives shall have breached Section 5.2(b), (c), (e), (g), (h), (i) or (j) or Section 5.4; or (ii) there has been any Recommendation Change other than a Recommendation Change with respect to a Superior Proposal made by an Excluded Party;
          (h) by Parent if there has been any Recommendation Change with respect to a Superior Proposal made by an Excluded Party;
          (i) by Company if, at any time prior to obtaining the Company Stockholder Approval: (i) Company’s board of directors authorizes Company, subject to complying with the terms of this Agreement, to enter into an acquisition agreement, merger agreement or similar definitive agreement with respect to a Superior Proposal made by an Excluded Party; and (ii) immediately prior to or substantially concurrently with the termination of this Agreement, Company and such Excluded Party making the Superior Proposal enter into such acquisition agreement, merger agreement or similar definitive agreement with respect to such Superior Proposal; provided, however, that Company (x) shall not have breached and shall have complied with the requirements of Section 5.2 and Section 5.4; and (y) shall have, concurrently with the termination of this Agreement pursuant to this subsection and as a condition precedent thereof, paid to the Parent the Reduced Company Termination Fee and Parent Transaction Expenses in accordance with Section 8.3; or
          (j) by Company if, at any time prior to obtaining the Company Stockholder Approval: (i) Company’s board of directors authorizes Company, subject to complying with the terms of this Agreement, to enter into an acquisition agreement, merger agreement or similar definitive agreement with respect to a Superior Proposal made by a Person that is not an Excluded Party; and (ii) immediately prior to or substantially concurrently with the termination of this Agreement, Company and such Person making the Superior Proposal enter into such acquisition agreement, merger agreement or similar definitive agreement with respect to such Superior Proposal; provided, however, that Company (x) shall not have breached and shall have complied with the requirements of Section 5.2 and Section 5.4 ; and (y) shall have, concurrently with the termination of this Agreement pursuant to this subsection and as a condition precedent thereof, paid to the Parent the Company Termination Fee and Parent Transaction Expenses in accordance with Section 8.3.
     8.2 Notice of Termination; Effect of Termination. A party desiring to terminate this Agreement pursuant to Section 8.1(b), (c), (d), (e), (f), (g), (h), (i), or (j) shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected. In the event of the valid termination of this Agreement as provided in Section 8.1, except as set forth in this Section 8.2 or in Section 8.3, each of which shall survive the termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto, its respective Affiliates, officers, directors or stockholders or any Specified Person, other than liability of Company, Parent or Merger Sub, as the case may be, for any breach of this Agreement occurring prior to such termination. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
     8.3 Fees and Expenses.
          (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, including filing fees and legal and consulting costs, incurred after October 22, 2010 in relation to filings under the HSR Act associated with the transactions contemplated by this Agreement.
          (b) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(g), then Company shall pay Parent a fee equal to $8,000,000 (the “Company Termination Fee") plus the Parent Transaction Expenses.
          (c) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), then Company shall pay Parent the Parent Transaction Expenses.
          (d) In the event that this Agreement is terminated by (A) Parent or Company pursuant to Section 8.1(b) other than as a result of the failure of the condition set forth in Section 6.2 to be fulfilled prior to the date of termination, (B) Parent or Company pursuant to Section 8.1(d) or (C) Parent pursuant to Section 8.1(f), and (1) prior to such termination, an Acquisition Proposal with respect to Company or the Company Subsidiaries shall have been made by a third party and (2) within twelve (12) months following the date of such termination, Company enters into an agreement providing for, or consummates, any transaction described in the definition of “Acquisition Proposal”, then Company shall pay Parent the Company Termination Fee and the Parent Transaction Expenses; provided, however, that for purposes of this Section 8.3(d) only, all references to “fifteen percent (15%)” in the definition of “Acquisition Proposal” shall instead be deemed to be references to “fifty percent (50%)”.
          (e) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(h), then Company shall pay Parent a fee equal to $4,500,000 (the “Reduced Company Termination Fee") plus the Parent Transaction Expenses.

          (f) In the event that this Agreement is terminated by Company pursuant to Section 8.1(i), then Company shall pay Parent the Reduced Company Termination Fee plus the Parent Transaction Expenses.
          (g) In the event that this Agreement is terminated by Company pursuant to Section 8.1(j), then Company shall pay Parent the Company Termination Fee plus the Parent Transaction Expenses.
          (h) Any Company Termination Fee, Reduced Company Termination Fee and Parent Transaction Expenses, as applicable, required by this Section 8.3 will be paid by Company pursuant to a wire transfer of immediately available funds to an account designated by Parent in writing, and otherwise as follows:
               (i) any Company Termination Fee due pursuant to Section 8.3(b) will be paid within two (2) business days of notice of termination by Parent;
               (ii) any Company Termination Fee due pursuant to Section 8.3(d) will be paid on the earlier of the date on which Company enters into an agreement providing for, or the date on which Company consummates, any such transaction described in the definition of “Acquisition Proposal”;
               (iii) any Reduced Company Termination Fee due pursuant to Section 8.3(e) will be paid within two (2) business days of notice of termination by Parent;
               (iv) any Reduced Company Termination Fee or Company Termination Fee due pursuant to Section 8.3(f) or Section 8.3(g) will be paid concurrently with notice of termination by Company; and
               (v) all Parent Transaction Expenses due pursuant to any subsection of Section 8.3 will be paid within two (2) business days after Parent has provided reasonable supporting documentation for such Parent Transaction Expenses.
          (i) Each of Parent and Company acknowledges that the agreements contained in Sections 8.3(b), (c), (d), (e), (f), (g) and (h) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the amounts due pursuant to Section 8.3(b), (c), (d), (e), (f), (g) and (h) and, in order to obtain such payment, Parent makes a claim that results in payment by Company of any or all of those amounts, Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts ultimately required to be paid at the annual interest rate of five percent (5%).
ARTICLE IX
MISCELLANEOUS
     9.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Parent, Merger Sub and Company at any time prior to the Effective Time; provided, however, that after the Company Stockholder Approval is obtained there shall be no amendment or waiver that pursuant to Applicable Law requires further Company Stockholder Approval without such further Company Stockholder Approval.
     9.2 Waiver of Compliance; Consents. Any failure of Parent or Merger Sub, on the one hand, or Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Company (with respect to any failure by Parent or Merger Sub) or Parent or Merger Sub (with respect to any failure by Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.
     9.3 Investigations; Disclosure Statement References. The respective representations and warranties of Parent, Merger Sub and Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. If and to the extent any information required to be furnished in any Schedule of the Company Disclosure Statement is contained in this Agreement or in any other Schedule of the Company Disclosure Statement, such information shall be deemed to be included in all Schedules of the Company Disclosure Statement in which the information would otherwise be required to be included to the extent it is reasonably apparent from the context of such information that such information is applicable to such other Schedules. Disclosure of any fact or item in any Schedule of the Company Disclosure Statement shall not be considered an admission by Company that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that would result in a Company Material Adverse Effect, or that such item or fact will in fact exceed any applicable threshold limitation set forth in this Agreement and shall not be construed as an admission by Company of any non-compliance with, or violation of, any third-party rights or any Applicable Law, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement.
     9.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties hereto at the addresses specified below or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered, or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

if to Parent or Merger Sub, to:	Valitás Health Services, Inc. 12647 Olive Boulevard St. Louis, MO 63141 Facsimile: 314-919-8801 Attention: Richard Miles

with a copy to:	Paul, Hastings, Janofsky & Walker, LLP 191 N. Wacker Drive, 30th Floor Chicago, IL 60606 Facsimile: 312-499-6170 Attention: Brian F. Richards Thaddeus J. Malik

if to Company, to:	America Service Group Inc. 105 Westpark Drive, Suite 200 Brentwood, TN 37027 Facsimile: 615-376-9862 Attention: Rich Hallworth

with a copy to:	Bradley Arant Boult Cummings LLP 1600 Division Street, Suite 700 Nashville, TN 37203 Facsimile: 651-252-6341 Attention: John W. Titus
     9.5 Assignment; Third Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that Parent and Merger Sub may assign their respective rights, interests and obligations hereunder to any Affiliate of Parent and/or to any parties providing the Debt Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Debt Financing) without the consent of Company, provided that no such assignment shall relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than: (i) the Company Indemnified Persons after the Effective Time with respect only to Section 5.9; (ii) the Specified Persons as expressly provided in Section 8.2, Section 9.6, Section 9.7, Section 9.9 or Section 9.15, and (iii) the parties hereto.
     9.6 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.
     9.7 Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failure to take such actions as are required by any party hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an aware of specific performance is not an appropriate remedy for any reason at law or equity. It is accordingly agreed that the parties hereto shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto: (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement (including the Debt Commitment Letters); (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal court located in the State of Delaware or a state court located in the State of Delaware. Notwithstanding the foregoing, subject to Section 9.9, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Specified Person in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under Applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).
     9.8 Exclusive Remedy. From and after the date hereof until the Closing, except as set forth in Section 8.2, the sole and exclusive remedy of each party hereto in the event of a breach of any representation or warranty set forth in this Agreement by another party hereto shall be: (i) termination of this Agreement in accordance with Article VIII; or (ii) specific performance in accordance with Section 9.7.
     9.9 No Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party hereto. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, Specified Person or their respective Affiliates shall have any liability (whether in contract or tort) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Company, any Company Subsidiary, Parent or any Parent Subsidiary under this Agreement (whether for indemnification or otherwise) for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement.
     9.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     9.11 Severability. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties hereto. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.
     9.12 Interpretation.
          (a) For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include masculine and feminine genders.
          (b) When calculating the time period before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in calculating such period will be excluded (for example, if an action is to be taken within two (2) days of a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday). If the last day of such period is a non-business day, the period in question will end on the next succeeding business day. Notwithstanding the foregoing, in no event shall the provisions of this Section 9.12(b) in any way affect or modify: (i) the date set forth in Section 5.2(a); (ii) the No-Shop Period Start Date; (iii) the Cut-Off Date; or (iv) any time period set forth in Section 5.2 that is measured in hours.
          (c) As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise expressly indicated, all references in this Agreement to a “Section”, “Article”, “Preamble”, “Recitals” or “Exhibit” are intended to refer to a Section, Article, the Preamble, the Recitals or an Exhibit of this Agreement, and all references to a “Schedule” are intended to refer to a Schedule of the Company Disclosure Statement.
          (e) As used in this Agreement, the terms “hereof,” “hereunder,” “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision, Section, Exhibit or Schedule of this Agreement.
          (f) Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations among the parties hereto. Consequently, this Agreement will be interpreted without reference to any rule or precept of Applicable Law that states that any ambiguity in a document be construed against the drafter.
          (g) Any reference in this Agreement to “$” or “dollars” will mean U.S. dollars.
          (h) All references to any section of any law include any amendment of, and/or successor to, that section.
          (i) The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

          (j) All terms defined in this Agreement shall have such defined meanings when used in the Company Disclosure Statement or any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.
     9.13 Entire Agreement. This Agreement and the Confidentiality Agreement including the exhibits hereto and the documents and instruments referred to herein (including the Company Disclosure Statement), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.
     9.14 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.
     9.15 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING THE DEBT FINANCING SOURCES UNDER THE DEBT COMMITMENT LETTERS) OR THE ACTIONS OF PARENT OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

VALITÁS HEALTH SERVICES, INC.
By:	/s/ Richard Miles
Richard Miles
Chief Executive Officer

WHISKEY ACQUISITION CORP.
By:	/s/ Richard Miles
Richard Miles
Chief Executive Officer

AMERICA SERVICE GROUP INC.
By:	/s/ Rich Hallworth
Rich Hallworth
Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
CERTAIN DEFINITIONS
     “1999 Stock Plan” shall have the meaning set forth in Section 3.6(a).
     “2009 Stock Plan” shall have the meaning set forth in Section 3.6(a).
     “Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 5.2(a).
     “Acquisition Proposal” shall have the meaning set forth in Section 5.2(d)(i).
     “Action” shall have the meaning set forth in Section 3.13(a).
     “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.
     “Agreement” shall have the meaning set forth in the Preamble to this Agreement.
     “Applicable Law” shall mean, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Government Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.
     “Certificate” shall have the meaning set forth in Section 2.1(a).
     “Certificate of Merger” shall have the meaning set forth in Section 1.2.
     “Closing” shall have the meaning set forth in Section 1.2.
     “Closing Date” shall have the meaning set forth in Section 1.2.
     “COBRA” shall have the meaning set forth in Section 3.16(b).
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.
     “Company” shall have the meaning set forth in the Preamble to this Agreement.
     “Company Balance Sheet” shall have the meaning set forth in Section 3.9.
     “Company Board Recommendation” shall have the meaning set forth in Section 5.4(b).
     “Company Common Stock” means the common stock, par value $0.01 per share, of Company.

     “Company Contract” shall have the meaning set forth in Section 3.15(a).
     “Company Disclosure Statement” shall have the meaning set forth in Article III.
     “Company Employee Benefit Plans” shall have the meaning set forth in Section 3.19(a).
     “Company Environmental Permits” shall have the meaning set forth in Section 3.20(c).
     “Company ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including Company or any of the Company Subsidiaries.
     “Company ESPP” shall have the meaning set forth in Section 2.4(c).
     “Company Financial Statements” shall have the meaning set forth in Section 3.9.
     “Company Indemnified Person” shall have the meaning set forth in Section 5.9(a).
     “Company IP Rights” shall have the meaning set forth in Section 3.17(a).
     “Company Material Adverse Effect” shall mean any change, effect, event, circumstance or development that, individually or when taken together with all other such similar or related changes, effects, events, circumstances or developments has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Company and the Company Subsidiaries, taken as a whole, excluding in each case the impact of any changes, effects, events, circumstances or developments arising from: (i) general economic, capital or financial markets or industry conditions (including changes in interest rates); (ii) acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility (whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of a military or terrorist attack; (iii) changes in Applicable Law, regulatory, political, economic or business conditions, or GAAP (or, in each case, any interpretation thereof) after the date hereof; (iv) actions taken or omitted to be taken at the request or with the consent of Parent, or any change that Company can demonstrate resulted from Parent unreasonably withholding, delaying or conditioning its consent in violation of Section 5.1 with respect to any action requiring Parent’s consent thereunder; (v) any acts or omissions of Parent after the date of this Agreement (other than as specifically contemplated by this Agreement), including any publicly available statement made by Parent or any of its Affiliates or Representatives concerning Company or the Company Subsidiaries or otherwise relating to the Merger; (vi) any matter existing to the knowledge of Parent on the date of this Agreement; (vii) any failure, in and of itself, by Company and the Company Subsidiaries to meet any budgets, projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that other than as specifically excluded herein, the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect); (viii) the loss of one or more contracts other than expressly pursuant to the “for cause” provisions of the applicable contracts or the filing of, or announcement of an intent to file, any challenge to the bidding process for any contract or the negotiation or execution of any contract (it being understood that the facts or occurrences giving rise to or contributing to such filing, announcement or challenge may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect); (ix) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including the threatened or actual impact on relationships of Company and the Company Subsidiaries with customers, vendors, suppliers, distributors, landlords or employees, including the threatened or actual termination, suspension, modification or reduction of such relationships); or (x) any Action, challenge or investigation relating to this Agreement or the transactions contemplated hereby made or brought by any current or former stockholder of Company (on their own behalf or on behalf of Company), resulting from, relating to, or arising out of this Agreement or the transactions contemplated hereby.
     “Company Maximum Premium” shall have the meaning set forth in Section 5.9(c).
     “Company Most Recent Financial Statements” shall have the meaning set forth in Section 3.9.
     “Company Permitted Liens” shall have the meaning set forth in Section 3.26.
     “Company Preferred Stock” shall have the meaning set forth in Section 3.6(a).
     “Company Press Release” shall have the meaning set forth in Section 5.7.
     “Company Proxy Statement” shall have the meaning set forth in Section 3.25.
     “Company Registered IP” shall have the meaning set forth in Section 3.17(d).
     “Company Restricted Share” shall have the meaning set forth in Section 2.4(a)(iii).
     “Company SEC Reports” shall have the meaning set forth in Section 3.7(a).
     “Company Securities” shall have the meaning set forth in Section 3.6(d).
     “Company Special Meeting” shall have the meaning set forth in Section 5.4(a).
     “Company Stock Option” shall have the meaning set forth in Section 2.4(a)(ii).
     “Company Stock Plans” shall have the meaning set forth in Section 3.6(a)
     “Company Stockholder Approval” shall have the meaning set forth in Section 3.2.
     “Company Subsidiaries” shall have the meaning set forth in Section 3.1(a).
     “Company Subsidiary Securities” shall have the meaning set forth in Section 3.12.
     “Company Termination Fee” shall have the meaning set forth in Section 8.3(b).
     “Confidentiality Agreement” shall have the meaning set forth in Section 5.3(a).

     “Current Employees” shall have the meaning set forth in Section 5.14(a).
     “Cut-Off Date” shall have the meaning set forth in Section 5.2(d)(ii).
     “Debt Commitment Letters” shall have the meaning set forth in Section 4.7(a).
     “Debt Financing” shall have the meaning set forth in Section 4.7(a).
     “Debt Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements under the Debt Commitment Letters or alternative debt financings in connection with the transactions contemplated hereby, including the Lenders named in Section 4.7 and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto together with their Representatives involved in the Debt Financing and their successors and assigns.
     “Debt Payoff” shall have the meaning set forth in Section 4.7(a).
     “Delaware Secretary” shall have the meaning set forth in Section 1.2.
     “Designated Consideration” shall have the meaning set forth in Section 2.4(b).
     “DGCL” shall have the meaning set forth in Section 1.1.
     “Dissenting Shares” shall have the meaning set forth in Section 2.3.
     “DOJ” shall have the meaning set forth in Section 5.6(a).
     “Effective Time” shall have the meaning set forth in Section 1.2.
     “Environmental Law” shall mean any Applicable Law, rule or regulation promulgated by any Government Authority relating to: (i) the control of any potential Hazardous Materials or protection of the air, water or land; (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation of Hazardous Materials; (iii) human health and safety with respect to exposures to and management of Hazardous Materials; or (iv) the environment.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.
     “Exchange” shall mean the NASDAQ Global Select Market.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Exchange Fund” shall have the meaning set forth in Section 2.2(b).
     “Excluded Party” shall have the meaning set forth in Section 5.2(d).
     “Financial Advisor” shall have the meaning set forth in Section 5.2(c).

     “FTC” shall have the meaning set forth in Section 5.6(a).
     “GAAP” shall have the meaning set forth in Section 3.9.
     “Government Authority” shall mean any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority (including the Exchange).
     “Government Bid” shall mean any offer to sell made by Company or any of the Company Subsidiaries prior to the Closing Date which, if accepted, would result in a Government Contract.
     “Government Contract” shall mean any written or oral agreement, contract, instrument, commitment, obligation, undertaking or other binding arrangement or understanding between Company or any of the Company Subsidiaries, on the one hand, and any Government Authority, on the other hand.
     “Hazardous Materials” shall mean and include any substance that has been designated by any Government Authority or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant thereto, in all cases excluding office and janitorial supplies (insofar as they are stored or used in the ordinary course of business).
     “Hazardous Materials Activities” shall have the meaning set forth in Section 3.20(b).
     “HMO” shall have the meaning set forth in Section 3.19(k).
     “HSR Act” shall have the meaning set forth in Section 3.3.
     “Incentive Stock Plan” shall have the meaning set forth in Section 3.6(a).
     “internal controls” shall have the meaning set forth in Section 3.7(d).
     “Intervening Event” shall mean a material event, material development or material change in circumstances relating to Company or any of the Company Subsidiaries which: (i) is materially favorable to the long-term financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole; (ii) did not result from, arise out of, or be attributable to (A) changes, effects, developments or events in the economy or the capital, financial, credit or securities markets in general (including changes in interest or exchange rates), (B) the announcement or pendency of the transactions contemplated by this Agreement or (C) any changes in Applicable Law, regulatory, political, economic or business conditions or GAAP (or any interpretation thereof); (iii) was neither known to Company’s board of directors nor reasonably foreseeable as of or prior to the date hereof; and (iv) becomes known to or by

Company’s board of directors prior to the time the Company Stockholder Approval is obtained; provided, however, that in no event shall an Intervening Event include the receipt of, or otherwise relate to, any Acquisition Proposal or any event, development or change relating to Parent or any of the Parent Subsidiaries.
     “IRS” shall have the meaning set forth in Section 3.19(i).
     “Lender” shall have the meaning set forth in Section 4.7(a).
     “Merger” shall have the meaning set forth in the Recitals to this Agreement.
     “Merger Consideration” shall have the meaning set forth in Section 2.1(a).
     “Merger Sub” shall have the meaning set forth in the Preamble to this Agreement.
     “New Parent Plans” shall have the meaning set forth in Section 5.14(b).
     “No-Shop Period Start Date” shall have the meaning set forth in Section 5.2(b).
     “Notice of Recommendation Change” shall have the meaning set forth in Section 5.2(j).
     “Notice of Superior Proposal” shall have the meaning set forth in Section 5.2(i).
     “Order” shall have the meaning set forth in Section 3.13(b).
     “Outside Date” shall have the meaning set forth in Section 8.1(b).
     “Parent” shall have the meaning set forth in the Preamble to this Agreement.
     “Parent Material Adverse Effect” shall mean any change, effect, event, circumstance or development that, individually or when taken together with all other such similar or related changes, effects, events, circumstances or developments has had, or would reasonably be expected to have, a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement by the Outside Date.
     “Parent Press Release” shall have the meaning set forth in Section 5.7.
     “Parent Subsidiaries” shall have the meaning set forth in Section 4.6(a).
     “Parent Transaction Expenses” means all documented fees and expenses (including all fees and expenses of agents, representatives, legal counsel, accountants and investment bankers) incurred by Parent, Merger Sub or any other Parent Subsidiary in connection with this Agreement or any of the transactions contemplated by the Agreement subject to a maximum of $2,000,000.
     “Paying Agent” shall have the meaning set forth in Section 2.2(a).
     “Pension Plans” shall have the meaning set forth in Section 3.19(a).

     “Person” shall mean any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.
     “Previously Disclosed” shall mean that disclosure with respect to an exception to any particular representation or warranty contained in Article III has been set forth in: (i) a Company SEC Report filed subsequent to December 31, 2008 but prior to March 1, 2011; or (ii) the draft Company Annual Report on Form 10-K for the fiscal year ended December 31, 2010 delivered by Company to Parent on the date hereof, in each case (w) so long as it is reasonably apparent from the context of such disclosure that such disclosure is applicable to the particular representation or warranty contained in Article III, (x) excluding any disclosure set forth in any Company SEC Report under the heading “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Information,” or “Quantitative and Qualitative Disclosures About Market Risk” or disclosure that is otherwise cautionary, predictive or forward-looking in nature, (y) without giving effect to any amendment or supplement to any such Company SEC Report filed after March 1, 2011 and (z) except with respect to disclosure intended to act as exceptions to Section 3.1, 3.2, 3.3 or 3.6 (which Sections will only be qualified by any applicable exceptions set forth in the Company Disclosure Statement).
     “Recommendation Change” shall have the meaning set forth in Section 5.2(e).
     “Record Date” shall have the meaning set forth in Section 5.4(a).
     “Reduced Company Termination Fee” shall have the meaning set forth in Section 8.3(e).
     “Representatives” shall have the meaning set forth in Section 5.2(a).
     “Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.7(a).
     “SEC” shall have the meaning set forth in Section 3.7(a).
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Solvent” shall have the meaning set forth in Section 4.9.
     “Specified Persons” shall mean all Debt Financing Sources, lenders or prospective lenders, lead arrangers, arrangers, agents and their Representatives involved in the Debt Financing or their successors or assigns.
     “Subsidiary”, when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which: (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise); or (ii) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

     “Superior Proposal” shall have the meaning set forth in Section 5.2(d)(iv).
     “Surviving Entity” shall have the meaning set forth in Section 1.1.
     “Takeover Statute” shall have the meaning set forth in Section 3.27.
     “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income (gross or net), profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations imposed by law for the Taxes of another Person, including under Treasury Regulations Section 1.1502-6 and analogous provisions of foreign, state and local law, and including any liability for taxes of a predecessor entity or by virtue of being a transferee or successor of any other Person.
     “Tax Return” or “Tax Returns” refers to all federal, state and local and foreign returns, schedules, estimates, information statements and reports relating to Taxes.
     The phrase “to the knowledge of Company", or words of similar import, shall mean the actual knowledge of the Chief Executive Officer, the Chief Financial Officer and the General Counsel of Company and members of the board of directors of Company, without imposing any duty of investigation or inquiry on such persons.
     The phrase “to the knowledge of Parent", or words of similar import, shall mean the actual knowledge of the Chief Executive Officer and the Chief Operating Officer and members of the board of directors of Parent, without imposing any duty of investigation or inquiry on such persons.
     “Uncertificated Share” shall have the meaning set forth in Section 2.1(a).
     “WARN Act” shall mean the U.S. Worker Adjustment and Retraining Notification Act and the rules and regulations issued thereunder and any similar applicable state or local law and the rules and regulations issued thereunder.
     “Welfare Plans” shall have the meaning set forth in Section 3.19(a).
*****************